UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Westmoreland Coal Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

WESTMORELAND COAL COMPANY
9540 South Maroon Circle, Suite 300
Englewood, Colorado 80112

March 31, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Westmoreland Stockholders:
We invite you to join us for the 2017 Annual Meeting of Stockholders of Westmoreland Coal Company (the "2017 Annual Meeting"), which will once again be held as a virtual meeting. You will be able to attend the 2017 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/WLB2017. Be sure to have your 12-Digit Control Number to enter the meeting. The 2017 Annual Meeting will be held via the Internet on Tuesday, May 16, 2017 at 8:30 a.m. Mountain Daylight Time, for the following purposes:

1.	To elect ten directors to the Board of Directors to serve for a one-year term;

2.	To approve, on an advisory basis, Westmoreland Coal Company's executive compensation of Named Executive Officers;

3.	To approve the Westmoreland Coal Company Amended and Restated 2014 Equity Incentive Plan (the "Amended and Restated 2014 Plan");

4.	To ratify the appointment of Ernst & Young LLP as Westmoreland Coal Company's independent registered public accounting firm for fiscal year 2017;

5.	To approve, on an advisory basis, the frequency of future advisory votes on Westmoreland Coal Company's executive compensation of Named Executive Officers; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only stockholders of record at the close of business on March 17, 2017 (the "Record Date") will be entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2017 Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you requested paper copies of the proxy materials, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the 2017 Annual Meeting regardless of whether you attend.
In accordance with the Securities and Exchange Commission’s “notice and access” model, we are providing our notice of 2017 Annual Meeting, Proxy Statement and annual report on Form 10-K for the year ended December 31, 2016 to you online with paper copies available, free of charge, upon request. Prior to April 6, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials detailing how to access the proxy materials electronically and how to submit your proxy via the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials and proxy card or voting instruction form, as applicable. We believe this process provides our stockholders with a convenient way to access the proxy materials and submit their proxies online, while allowing us to reduce our environmental impact as well as the costs of printing and distribution.

By Order of the Board of Directors,

Jennifer S. Grafton Chief Administrative Officer, Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2017.

This notice, the accompanying proxy statement and Westmoreland Coal Company's annual report to stockholders for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

PROXY SUMMARY

We provide below highlights of certain information in this proxy statement. As it is only a summary, please review the complete proxy statement and 2016 annual report before you vote.

2016: Westmoreland Shows it Can Weather the Storm

Westmoreland Coal Company's unique volume and margin-protected model once again differentiated it from other coal and energy companies. In 2016, the coal sector saw industry stalwarts declare bankruptcy, destroying shareholder value and confidence. Meanwhile, our mine mouth relationships and strong operational performance continued to deliver the most cost competitive fuel to our customers. Despite these unwelcoming capital markets in 2016, we closed on our acquisition of mine-mouth coal supplier San Juan Coal Company through innovative financing. We once again integrated new operations and centralized several support functions, while at the same time undertaking the new challenge of longwall underground mining. Low demand and low power prices persisted throughout the year, however, cost reductions and improved operational focus through the use of new and enhanced internal reporting metrics, allowed Westmoreland to continue to deliver lowest cost fuel to its customers. With the addition of the San Juan mine, Westmoreland once again achieved record adjusted EBITDA* and cash flows from operations.

2016 Westmoreland Performance Highlights

The following are key highlights from fiscal year 2016:

•
Eclipsing our company records set in 2015, in 2016 we sold a record 54.7 million tons and finished with record revenues of $1.5 billion, adjusted EBITDA* of $271.9 million and cash flows from operations of $151.9 million;

•
We closed on the acquisition of San Juan Coal Company, an underground coal operator in New Mexico, on January 31, 2016, using innovative customer-backed financing, and successfully integrated our second underground mine into our portfolio of assets;

•
We reduced our Total Reportable Incident Rate from 2.34 to 2.12, and our Violations per Inspection Day rate from 0.69 to 0.33, which correlated to significant savings in regulator penalties. Our Buckingham Mine, an underground continuous-miner operation, operated throughout 2016 without a reportable incident;

•	We optimized working capital, generating significant cash, including $12.0 million in cash from spare parts inventories;

•	Through discussions with stockholders, we bolstered our Investor Relations team and added valuable expertise to our Board;

•	Our Ohio operations won the Appalachian Region Active Mine Reclamation Award from the Office of Surface Mining Reclamation and Enforcement;

•	In October, we successfully added our new partner East West Bank to our revolving loan facility;

•	We amended our obligations under agreements at our Roanoke Valley Power Generating Facility to reduce cash losses from the asset by 50%, and position it for a possible sale in 2017; and

•
We launched our One Westmoreland initiative aimed at streamlining and standardizing the organization, demonstrated by centralizing our support functions to Colorado and integrating from 3 enterprise resource planning systems to 1 global system.

*See page 47 for information about reconciliation of non-GAAP financial measures.

Corporate Governance Highlights

At Westmoreland Coal Company, good governance remains a critical component of our corporate culture. Several of our key governance strengths and actions are noted in the table below.

BOARD AND OTHER GOVERNANCE INFORMATION
Ten member Board of Directors
Diverse Board (as to Gender, Experience and Skills)
Annual Election of All Directors
Majority Voting for Directors
Separate Chairman & CEO
Independent Directors Meet Without Management Present
Annual Board Self-Evaluation Conducted by Independent Third-Party
Annual Equity Grant to Non-Employee Directors
Board Orientation Program
Code of Business Conduct and Ethics for Directors
Corporate Governance Guidelines for Directors
Annual Advisory Approval of Executive Compensation
Policy Prohibiting Use of Corporate Funds for Political Expenditures
Director and Executive Prohibition on Hedging
Double-Trigger Change in Control Agreements with Executive Officers
Executive Compensation Clawback Policy
Proxy Access Bylaw - Approved at 2016 Annual Meeting

Meeting Agenda Items

Item 1 - Election of Directors - Our Board recommends a vote FOR the election of the director candidates nominated by the Board.

You are being asked to elect ten directors. Each of our current directors is standing for re-election to hold office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. All directors who were on the Board in 2016 attended at least 94% of the meetings of the Board and Board committees on which they served, with eight directors attending 100%. On July 22, 2016, our Board of Directors voted to expand the size of the Board from nine to ten members and on August 9, 2016 appointed Jeffrey S. Stein to fill the newly created director position.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

	AGE	DIRECTOR SINCE	OCCUPATION AS OF 3/31/17	INDEPENDENT
Kevin A. Paprzycki	46	2015	Chief Executive Officer, Westmoreland Coal Company
Terry J. Bachynski	59	2014	Natural Resource Consultant in Canada	X
Robert C. Flexon	58	2016	President & Chief Executive Officer, Dynegy Inc.	X
Gail E. Hamilton	67	2011	Retired IT Executive	X
Michael G. Hutchinson	61	2012	Retired Audit Partner, Deloitte & Touche	X
Craig R. Mackus	65	2013	Retired Equipment Manufacturer CFO	X
Jan B. Packwood	73	2011	Retired Public Utility CEO	X
Robert C. Scharp	70	2011	Retired Coal Industry Executive	X
Jeffrey S. Stein	47	2016	Founding Partner of Financial Advisory Firm	X
Robert A. Tinstman	70	2016	Retired Multi-national Construction Company CEO	X

For more information on the director nominees and the proposal to elect them to the Board, see Current Directors and Executive Officers beginning on page 5 and Proposal 1, beginning on page 38, respectively.

Item 2 - Advisory approval of our executive compensation - Our Board recommends a vote FOR this proposal.

We are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers. We hold this advisory vote on an annual basis.

SUMMARY INFORMATION ON OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to reward our leadership team for delivering results and building long-term value. We believe our program's performance measures align the interests of our stockholders and senior executives by tying pay outcomes to our short- and long-term performance. Several important features of our executive compensation program are:

✓	All executive officers are at-will employees, subject to certain rights to which they are entitled in the event that they are terminated in connection with a change of control of our business;

✓	No gross-ups;

✓	No company aircraft or company-provided vehicles;

✓	No SERPS, defined benefit plans or other executive-only retirement plans;

✓	Our long-term incentive awards include performance-vested restricted stock units whose value is based on achievement of three-year targets;

✓	Executive compensation subject to our Clawback Policy; and

✓	We require our executive officers to have significant ownership of company stock.

Westmoreland also has a strong history of setting executive compensation levels at which stockholders approve:

Say on Pay Vote
Annual Stockholder Meeting	Approval Percentage
2016	98.29%
2015	98.52%
2014	98.73%

For more information on our compensation programs, total compensation in 2016 and our compensation philosophy, see our Compensation Discussion and Analysis Section that starts on page 20, and Proposal 2 beginning on page 38.

Item 3 - Approval of Westmoreland Coal Company's Amended and Restated 2014 Equity Incentive Plan - Our Board recommends a vote FOR this proposal.

We are asking stockholders to approve the Amended and Restated 2014 Plan, which is discussed in more detail in our Proposal 3 beginning on page 39.

Item 4 - Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017 - Our Board recommends a vote FOR this proposal.

Ernst & Young LLP has been our independent registered public accounting firm since 2009. Proposal 4, which includes details on the fees paid to Ernst & Young LLP for 2016, is discussed in further detail on page 44. One or more representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Item 5 - Advisory vote on the frequency of the stockholder advisory vote on the Company's executive compensation - Our Board recommends a vote for "1 Year" for this proposal.

We are seeking an advisory (non-binding) determination from our stockholders with regard to the frequency of future advisory votes on executive compensation, as further discussed in Proposal 5, beginning on page 45. Currently, we seek this advisory approval annually. Our proxy card provides voting options to hold our advisory vote on executive compensation either every 1 year, 2 years or 3 years.

PROXY STATEMENT

WESTMORELAND COAL COMPANY
9540 South Maroon Circle, Suite 300
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To be held May 16, 2017

GENERAL INFORMATION ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Westmoreland Coal Company (the “Company,” "Westmoreland," "we" or "us") to holders of our common stock in connection with the solicitation by the Board of proxies to be voted at the 2017 Annual Meeting. The 2017 Annual Meeting will be held via the Internet on Tuesday, May 16, 2017 at 8:30 a.m. Mountain Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting and this Proxy Statement. Although we refer to our website and other websites in this Proxy Statement, the information contained on our website or other websites is not a part of this Proxy Statement.

By April 6, 2017, we will have mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to our stockholders containing instructions on how to access the proxy materials and submit your proxy online. We have made these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2017 Annual Meeting. As of the Record Date, the Company's officers and directors are the record and beneficial owners of a total of 257,258 shares (approximately 1.39%) of the Company's outstanding common stock. It is management's intention to vote all of its shares in the manner recommended by the Board for each matter to be considered by the stockholders.

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

What is a Virtual Annual Meeting?

A virtual annual meeting of stockholders is an official annual meeting held over the Internet that offers the ability to verify attendance and provides an interactive element that allows for real-time voting in a secure environment. The virtual meeting also enables two-way engagement, allowing stockholders to ask questions of corporate officers and directors. The virtual meeting provides Westmoreland a low-cost way for stockholders to attend and interact with management, and has the potential to increase participation and reduce costs associated with meeting facilities and travel.

Westmoreland will be hosting the 2017 Annual Meeting live via the Internet. A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can attend the 2017 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WLB2017;

•	Webcast starts at 8:30 a.m. Mountain Daylight Time;

•	Stockholders may vote and submit questions while attending the 2017 Annual Meeting on the Internet;

•	Please have your 12-Digit Control Number to enter the 2017 Annual Meeting;

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/WLB2017; and

•	Webcast replay of the 2017 Annual Meeting will be available until May 16, 2018.

Who can vote at the meeting?

Only common stockholders who were owners of record at the close of business on March 17, 2017 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 18,571,424 shares of common stock outstanding on March 17, 2017.

What constitutes a quorum for the meeting?

The holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date, present in person or by proxy at the 2017 Annual Meeting, shall constitute a quorum to conduct business at the 2017 Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2017 Annual Meeting.

How do I vote?

•	Via the Internet at www.proxyvote.com;

•	By phone for registered and beneficial owners at 1-800-690-6903; or

•	By completing and mailing in a paper proxy card.

If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares and the proxy card and voting instructions have been sent directly to you. If, like most stockholders, you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you may not vote your shares in person at the 2017 Annual Meeting without obtaining authorization from your stockbroker, bank or other nominee. You need to submit voting instructions to your stockbroker, bank or other nominee in order to cast your vote.

We encourage you to register your vote via the Internet. If you attend the virtual 2017 Annual Meeting, you may also submit your vote in person over the Internet and any votes that you previously submitted - whether via the Internet, by phone or by mail - will be superseded by the vote that you cast at the 2017 Annual Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the 2017 Annual Meeting, your shares will be voted at the 2017 Annual Meeting as specified by you or, if you do not specify a choice as to a particular matter, in the manner set forth in this proxy statement.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by either filing with our Secretary a written notice of revocation or a duly executed proxy card bearing a later date or by voting in person at the 2017 Annual Meeting. The powers of the proxy holders will be suspended if you attend the 2017 Annual Meeting in person and so request. However, attendance at the virtual 2017 Annual Meeting will not, by itself, revoke a previously granted proxy. If you want to change or revoke your proxy and you hold your shares in “street name,” contact your broker or the nominee that holds your shares. Any written notice of revocation sent to us must include the stockholder's name and must be received prior to the 2017 Annual Meeting to be effective.

What vote is required to approve each item?

Under our bylaws, which were amended and restated in February 2015, we have a majority vote standard for election of directors. In an uncontested election, each director will be elected by a vote of the majority of the votes cast, meaning the number of shares cast “for” a director exceeds the number of votes cast “against” that director. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions. With respect to Proposal 1, regardless of whether the majority of votes cast or plurality standard applies, broker non-votes, abstentions and withheld votes will have no effect because such votes are not treated as being cast.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. An incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which the election inspector determines the voting results as to that director, (b) the date on which the Board appoints an individual to fill the office held by that director, or (c) the date of that director's resignation.

Approval of Proposals 2, 3 and 5 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the 2017 Annual Meeting. With respect to Proposals 2 and 3, broker non-votes will have no effect, but abstentions from other shares entitled to vote will have the same effect as a vote against such proposals. With respect to Proposal 5, since the advisory vote on the frequency of holding the vote on our executive compensation will be determined by the frequency option (every one year, every two years or every three years) that receives the greatest number of votes, abstentions will have no effect on the outcome of the vote on this proposal.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017 (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore broker non-votes are not expected in connection with Proposal 4.

The election of directors (Proposal 1), the advisory approval of the Company's executive compensation (Proposal 2), the approval of the Amended and Restated 2014 Plan (Proposal 3), and the advisory approval of the frequency of the advisory approval of the Company's executive compensation (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 3 and 5. However, since the advisory vote under Proposal 5 will be determined by the frequency option (every one year, every two years or every three years) that receives the greatest number of votes, broker non-votes will have no effect on the outcome of the vote on this proposal.

How are you handling solicitation of votes?

The accompanying proxy is solicited on behalf of our Board and the cost of solicitation is borne by us. In addition to solicitations by mail, our directors, officers, and employees may solicit proxies by telephone, e-mail and personal interview, but will receive no additional compensation for doing so. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

Do I have any rights of appraisal?

Under Delaware law, stockholders are not entitled to rights of appraisal on any proposal referred to herein.

Where can I find the voting results of the 2017 Annual Meeting?

We will announce preliminary general voting results at the 2017 Annual Meeting and publish final detailed voting results on a Form 8-K that we will file with the Securities and Exchange Commission ("SEC") within four business days after the 2017 Annual Meeting.

How do I submit a stockholder proposal for the 2018 Annual Meeting?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) must be submitted to the Company's Secretary at our offices, 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112, no later than December 1, 2017. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

If a stockholder wishes to present a proposal before the 2018 Annual Meeting, without having the proposal included in our proxy statement and proxy card, such stockholder must give written notice to the Secretary at the address noted above. The Secretary must receive such notice no earlier than January 16, 2018 and no later than February 15, 2018, and the stockholder must comply with the provisions of Sections 2.5 or 2.6, as applicable, of our bylaws. Only proposals included in the proxy statement or that comply with our advance notice bylaw requirements will be considered properly brought before the annual meeting.

Does the Company offer an opportunity to receive future proxy materials electronically?

Yes. If you are a stockholder of record or a member of the 401(k) plan, you may, if you wish, receive future proxy statements and annual reports online rather than receiving proxy materials in paper form. If you elect this feature, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet. You may sign up for electronic delivery at any time by visiting http://enroll.icsdelivery.com/wlb.  If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

How can I get electronic access to the proxy materials and the annual report?

This Proxy Statement and our 2016 annual report to stockholders on Form 10-K ("Annual Report" or "Form 10-K") are available at www.proxyvote.com; please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the proxy card or Notice of Availability.

Will I receive a separate proxy statement if I share the same address and last name as another stockholder?

No. If you are the beneficial owner, but not the record holder, of shares of our stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our annual report to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Director/ Executive Officer Since	Position
Terry J. Bachynski	59	2014	Director - Independent
Robert C. Flexon	58	2016	Director - Independent
Gail E. Hamilton	67	2011	Director - Independent
Michael G. Hutchinson	61	2012	Director - Independent
Craig R. Mackus	65	2013	Director - Independent
Jan B. Packwood	73	2011	Director - Independent; Chairman of the Board
Robert C. Scharp	70	2011	Director - Independent
Jeffrey S. Stein(1)	47	2016	Director - Independent
Robert A. Tinstman	70	2016	Director - Independent
Kevin A. Paprzycki	46	2008	Director; Chief Executive Officer
John A. Schadan	51	2014	President and Chief Operating Officer
Gary A. Kohn(2)	51	2016	Chief Financial Officer and Treasurer
Jennifer S. Grafton	41	2011	Chief Administrative Officer, Chief Legal Officer and Corporate Secretary
Joseph E. Micheletti	51	2011	Executive Vice President - Operations
______________________________________

(1)	Mr. Stein was appointed to the Board on August 9, 2016.
(2)
On November 15, 2016, upon the resignation of Mr. Jason Veenstra, Mr. Kohn was appointed Interim Chief Financial Officer and Treasurer, and on March 6, 2017 Mr. Kohn was appointed Chief Financial Officer and Treasurer.

Director Information

On July 22, 2016, the Board voted to expand its size from nine to ten directors as the result of a successful candidate selection process initiated in connection with the Company's March 23, 2016 agreement with Venor Capital Management LP ("Venor") to add one additional candidate identified by Venor no later than August 15, 2016. Although the expansion of the size of our Board and the selection of Mr. Stein were precipitated by the agreement with Venor, the Board believes that these changes will further enhance its industry and capital market expertise. All of our directors and nominees bring to our Board a wealth of leadership experience derived from their service as executives and respected professionals.  Certain individual qualifications and skills of our directors that contribute to the Board's effectiveness as a whole are described in the following paragraphs.

Terry J. Bachynski has over 30 years’ experience in the energy business, having served in several executive management and Board positions with various private and public companies, including Suncor Energy Inc., Gulf Canada Resources Limited, CS Resources Limited, EPCOR Utilities Inc. and Syncrude Canada. Since 2001, Mr. Bachynski has been President and CEO of JDEL Associates Ltd. which provides regulatory, environmental, stakeholder, aboriginal and government affairs consulting services to its clients for the development and operation of major resource development projects, primarily in Western Canada. Mr. Bachynski sits on the boards of several private companies including Universe Machines Corporation, Unified Alloys Ltd. and Millennium EMS Solutions Ltd. Mr. Bachynski has an LL.B. from the University of Western Ontario and resides in Edmonton, Alberta, Canada.

Mr. Bachynski has performed a wide range of roles in his extensive career in the energy sector. Mr. Bachynski provides the Board with a unique insight into challenges and opportunities specific to natural resource development in Canada. His experience brings an active voice for our Canadian operations to the Board.

Robert C. Flexon has served as President and Chief Executive Officer of Dynegy Inc. since July 2011 and as a director of Dynegy Inc. since June 2011, and oversaw Dynegy Inc.'s entry into, and exit from, the bankruptcy process beginning in 2012. Prior to Dynegy, Mr. Flexon served as the Chief Financial Officer of UGI Corporation, a distributor and marketer of energy products and related services from February 2011 to July 2011 and Chief Executive Officer of Foster Wheeler AG from June to October 2010. Mr. Flexon brings with him vast experience in executive management and operations, and unique insights into the power generation sector. Mr. Flexon holds a Bachelor of Science degree in Accounting from Villanova University. Mr. Flexon served on the public board of directors of Foster Wheeler from 2006 until 2009 and from May to October 2010 and is currently serving on the board of Neighborhood Centers, the largest not-for-profit in Texas.
Mr. Flexon brings to the Board accounting, financial and a breadth of executive management experience. In his years as an energy industry executive, he has developed a deep comprehension of wholesale power generation markets and customers.

Gail E. Hamilton most recently served as Executive Vice President of Symantec Corporation, an infrastructure software and services provider, retiring in 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of Arrow Electronics Inc., OpenText Corp., and Ixia.

Ms. Hamilton is a former senior executive with business and operational experience at a public technology company, whose strategic planning and business development experience are invaluable in guiding the development and progression of our information technology infrastructure and programs. In addition, Ms. Hamilton's extensive public and private board experience bring further professionalism and insight to the board room.

Michael G. Hutchinson recently retired from Deloitte & Touche. His Deloitte career spanned nearly 35 years, leading its Denver Energy and Natural Resources Practice for the last fifteen years while at the same time managing the Audit and Enterprise Risk Management practice of the Denver office. Mr. Hutchinson currently serves as a member of the board of directors of One Gas, Inc. and as its audit committee chairman.

As the former lead audit partner at a top four auditing firm, Mr. Hutchinson brings to the Board his substantial expertise in accounting and finance matters, which he gained during his nearly 35 years of experience in public accounting. Mr. Hutchinson is well qualified to serve as a director based on his experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor's perspective.

Craig R. Mackus became Chief Financial Officer of Bucyrus International, Inc. in June 2004 after serving as Vice President-Finance from October 2002 through June 2004 and as Controller from February 1988 through May 2006. Mr. Mackus retired from Bucyrus International, Inc. in 2011 upon its merger with Caterpillar. He also served as Bucyrus's secretary from May 1996 through his retirement in 2011.

As a senior manager of an international manufacturing company providing equipment to the mining industry, Mr. Mackus brings significant financial, governance and operational mining experience to the Board.  As the CFO during a major merger transaction between Bucyrus International Inc. and Caterpillar, Mr. Mackus provides the Board with his first-hand experience in significant merger and acquisition activity.

Jan B. Packwood was the President and Chief Executive Officer of IDACORP, Inc., a holding company whose main subsidiary, Idaho Power Company, is an electric utility engaged in the generation, transmission, distribution, sale and purchase of electric energy, from 1999 to 2006.  Prior to such time, Mr. Packwood served in various executive-level capacities of Idaho Power Company beginning in the 1980s.

As the former President and Chief Executive Officer of an electric utility involved in the mining and use of coal in the Pacific Northwest, Mr. Packwood brings to the Board a vast knowledge of our and our main customers' business, including an understanding of the risks faced by our own power plant and the power plants we supply.  This expertise is invaluable in directing the future of our power plant operations, as well as providing insight into potential growth and expansion activities in our mining segment.

Kevin A. Paprzycki has served as President and Chief Executive Officer of Westmoreland Coal Company and Westmoreland Resource Partners, LP since December 2015. He joined Westmoreland as Controller and Principal Accounting Officer in June 2006 and was named Chief Financial Officer in April 2008. In June 2010, he was also named Treasurer, a role that he relinquished in 2015. Mr. Paprzycki became a certified public accountant in 1994 and a certified financial manager and certified management accountant in 2004.

With over twenty years of financial experience, Mr. Paprzycki brings a breadth of expertise in public accounting, management, and financial planning and analysis. Mr. Paprzycki is a veteran executive that led Westmoreland through a transaction-heavy growth period and has unique insights into the challenges and opportunities that Westmoreland faces.

Robert C. Scharp was previously the Chief Executive Officer of Shell Coal Pty Ltd from 1997 to 2000 and then Chief Executive Officer of Anglo Coal Australia from 2000 to 2001. He served as the Chairman of the Shell Canada Energy Mining Advisory Council from 2005 to 2010. He had a 22 year career with Kerr McGee Corporation including serving as President - Kerr McGee Coal Corporation and Senior Vice President - Oil and Gas Production. Mr. Scharp was a director of Bucyrus International from 2005 to 2011 and was a director of Foundation Coal Holdings from 2005 to 2009. Mr. Scharp is also a retired Army National Guard colonel.

Mr. Scharp brings a wealth of coal mining industry experience to the Board, including invaluable chief executive operational oversight of coal mine operations. Mr. Scharp's vast industry experience assists the Board in driving future operational mining excellence and evaluating potential growth and expansion opportunities.

Jeffrey S. Stein is the Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to institutional investors. Mr. Stein is also Co-Founder and Managing Partner of Power Capital Advisors LLC, a financial advisory and merchant banking firm focused on energy, power and commodity-related project development and restructuring investments. Mr. Stein currently serves as Chairman of the board of Ambac Financial Group, Inc., a director on the board of Dynegy Inc., as well as a director on the private boards of MLR Petroleum LLC and Granite Ridge Holdings, LLC. Mr. Stein previously served as a director on the boards of US Power Generating Company and KGen Power Corporation.

Mr. Stein brings extensive public and private company board expertise especially in the areas of capital allocation and structure, operating and financial performance, risk management, and investor communications. Mr. Stein's experience provides him with particularly desirable insight, from the perspective of an investor and board member, into the merchant power and regulated utilities markets.

Robert A. Tinstman was the Executive Chairman of James Construction Group from 2002 to 2007 and Chief Executive Officer and director of Morrison Knudsen Corporation from 1995 to 1999. Mr. Tinstman is chairman of the board of directors of IDACORP Inc. and director at Primoris. Mr. Tinstman brings extensive operational and executive experience in the construction industry to our Board. Mr. Tinstman’s construction industry knowledge and expertise provide a valuable contribution to the Board's oversight function as Westmoreland emerges from a strong growth period.
Mr. Tinstman brings considerable experience and expertise in board oversight of major projects from serving for many years on the boards of directors of several public companies. Mr. Tinstman's power and construction industry experience provides the Board with important perspectives from both Westmoreland customers and stakeholders.

Executive Officer Information

Kevin A. Paprzycki, who joined Westmoreland in 2006 and serves as Chief Executive Officer, is discussed above under “Director Information.”

John A. Schadan joined Westmoreland in April 2014 as Senior Vice President and became President and Chief Operating Officer on December 1, 2015. Mr. Schadan’s career has encompassed both the western Canadian coal business as well as engineering and construction for a major international firm, and spans a variety of disciplines including mine engineering, environmental and regulatory approvals, business development, marketing, commercial contract negotiations, establishing joint venture partnerships, operations and general management.  Prior to joining Westmoreland, Mr. Schadan worked for Sherritt’s coal division as VP Operations from March 2013, and prior to that was employed at SNC-Lavalin beginning in 1999. Mr. Schadan is a registered Professional Engineer in the Province of Alberta and holds a mining engineering degree from Queen’s University. He currently sits as a Director for the Alberta Chamber of Resources and is Chair of the Board of Directors of the Coal Association of Canada.

Jennifer S. Grafton joined Westmoreland as Associate General Counsel in December 2008 and was named General Counsel and Secretary in February 2011. In her current position of Chief Legal Officer, Chief Administrative Officer and Secretary, she oversees a variety of functions including legal, human resources, information technology and risk management. Prior to Westmoreland, Ms. Grafton worked in the corporate group of various Denver-based and national law firms focusing her practice on securities and corporate governance. She holds a Bachelor of Arts from University of Puget Sound, received her JD from the University of Denver Sturm College of Law and received her MBA from the University of Michigan Ross School of Business. She is currently a director on the Board of the National Mining Association.

Joseph E. Micheletti joined Westmoreland in 1998 and has held key leadership positions at several Westmoreland mining projects, including President and General Manager of our Jewett Mine, and was promoted in 2014 and currently holds the position of Executive Vice President - Operations. He holds a Bachelor of Science degree in Mineral Processing Engineering from Montana College of Mineral Science and Technology. Mr. Micheletti has worked in the production, maintenance, processing, and engineering disciplines of the mining industry for over 26 years.

Gary A. Kohn was named our Interim Chief Financial Officer and Treasurer on November 15, 2016, and was promoted to Chief Financial Officer and Treasurer on March 6, 2017. Mr. Kohn joined the Company as Vice President, Investor Relations in April 2016. Mr. Kohn has held diverse leadership positions in investor relations, treasury, and financial planning and analysis across several public companies including First Data, Western Union, including most recently, from 2013-2016 at Intrepid Potash and 2010-2013 at Ciber. Mr. Kohn began his career as a CPA with a focus on audit and taxation. He earned his Bachelor of Science degree in Accounting from the University of Northern Colorado in 1988.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders and maintaining our integrity in the marketplace. The Company's Code of Conduct and Ethics for directors, officers and employees, in conjunction with the Certificate of Incorporation, Bylaws, Board committee charters and Corporate Governance Guidelines, form the framework for the governance of Westmoreland. All of these documents are available on our website at www.westmoreland.com. On an annual basis, all directors, officers and employees sign an acknowledgment that they have received and reviewed the guidelines provided in the Code of Conduct and Ethics. We will post on our website any amendments to the Code of Conduct and Ethics or waivers of the Code of Conduct and Ethics for directors and executive officers. You can request a copy of any of these documents by writing to the Corporate Secretary, Westmoreland Coal Company, 9540 S. Maroon Circle, Suite 300, Englewood, Colorado 80112.

Board Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer ("CEO") and Chairman of the Board as the Board believes it is in the best interests of Westmoreland to make that determination based on the position and direction of Westmoreland, and the membership of the Board. Currently, the roles of Chairman of the Board and CEO are split so that our CEO can focus on our day-to-day business, allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our current Chairman of the Board, Mr. Packwood, chaired all regular and independent executive sessions of the Board since his appointment to the position in May of 2016 and, with input from the CEO, set the agenda for Board meetings. We believe this structure promotes a unified approach to corporate strategy development and allows for a bridge between management and the Board, helping each to pursue its common purpose more efficiently.

Risk Oversight by the Board of Directors

Risk is inherent with every business, and how well a business manages risk can ultimately influence its success. We face a number of risks, including economic risks, operational risks, environmental and regulatory risks, and others, such as the impact of competition, weather conditions and pressures from competing fuel sources. Management is responsible for the day-to-day supervision of risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board are essential for effective risk management and oversight. Our Chairman has regular communications with our CEO to discuss strategy and the risks we face. The executive management team attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management related matters. Each quarter, the Board receives presentations from senior management on strategic matters involving our operations and is provided extensive materials that highlight the various factors that could lead to risk in our organization. The Board holds a strategic planning session with the management team on an annual basis to discuss strategies, key challenges, and risks and opportunities. Further, the Board is empowered to hire its own advisers without management approval to assist it in fulfilling its duties.

While the Board is ultimately responsible for our risk oversight, our committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation and Benefits Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee is tasked with the oversight of succession planning for our directors and executive officers. Our Finance Committee, which was created on January 9, 2017, assists the Board in fulfilling oversight responsibilities with respect to the Company's capital structure, financial risk oversight, treasury and financing matters. On an annual basis, pursuant to such committee's charter, each committee assesses risk and has specific conversations with senior management regarding the risks faced.

Director Independence

NASDAQ Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by nominees and discussions regarding the facts and circumstances pertaining to each nominee, considered in the context of applicable NASDAQ Marketplace Rules, the Board has determined that all of the nominees for election, other than Mr. Paprzycki, are independent. In August, Mr. Stein was assessed under applicable NASDAQ Marketplace Rules on independence during the Board's nominating process and was affirmatively determined to be independent. The independent directors meet during most Board meetings, and at least quarterly, in separate executive session led by our Chairman and without management present.

Each member of the Audit Committee must, in addition to the independence requirements of the NASDAQ Marketplace Rules, meet the heightened independence standards required for audit committee members under the NASDAQ Marketplace Rules listing standards, Section 10A of the Securities Exchange Act of 1934, and Rule 10A-3 thereunder. The Board determined that each of Messrs. Hutchinson, Bachynski, Flexon, Mackus and Stein, the Audit Committee members who served for some portion of 2016, met such heightened independence standards. Each member of the Compensation and Benefits Committee is also required to also meet heightened independence standards under the NASDAQ Marketplace Rules listing standards. The Board determined that each of Ms. Hamilton and Messrs. Scharp, Tinstman and Mackus, the 2016 Compensation and Benefits Committee members, met such heightened independence standards.

Communicating with the Board

Stockholders who wish to write directly to the Board on any topic should address communications to the Board of Directors in care of the Chairman of the Board, Westmoreland Coal Company Board of Directors, 9540 S. Maroon Circle, Suite 300 Englewood, Colorado 80112. Our Chairman of the Board will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance. In general, communications from stockholders relating to corporate governance will be forwarded to the Board unless they are frivolous, obscene, repeat the same information contained in earlier communications, or fail to identify the author.

COMMITTEES OF THE BOARD OF DIRECTORS

In 2016, our Board size increased from eight to ten directors and consisted of the following five committees: (1) Audit; (2) Compensation and Benefits; (3) Nominating and Corporate Governance; (4) Environmental, Health and Safety; and (5) Executive. The Board also commissioned the creation of a Finance Committee in January, and the dissolution of the Executive Committee in March, of 2017. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.westmoreland.com. During 2016, the Board held 11 meetings. Each of our current directors attended at least 94% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director. All directors attended the last annual meeting of stockholders and all are expected to attend the 2017 Annual Meeting. The 2016 committee membership, number of meetings held during 2016 and function of each of the committees are described in the table and narratives below.

Name of Director	Audit	Compensation and Benefits	Nominating and Corporate Governance	Environmental, Health and Safety	Executive
Non-Employee Directors:
Terry J. Bachynski	Member		Member	Chair
Robert C. Flexon	Member			Member
Gail E. Hamilton		Member	Chair
Michael G. Hutchinson	Chair			Member	Member
Craig R. Mackus	Member	Member
Jan B. Packwood, Chair					Member
Robert C. Scharp		Chair	Member	Member	Member
Jeffrey S. Stein	Member		Member
Robert A. Tinstman		Member	Member
Employee Director:
Kevin Paprzycki					Chair
Number of Meetings in 2016	7	4	5	1	—

Audit Committee

The Audit Committee provides oversight of the quality and integrity of our accounting, auditing and financial reporting practices and is responsible for retaining and terminating our independent accountants. The committee exercises its oversight obligations through regular meetings with management, the director of internal audit and our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets with our Chief Financial Officer, the director of internal audit, Ernst & Young LLP and management. The committee also receives periodic reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board with the oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from the Company’s website at www.westmoreland.com and is also available from the Company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of “independence” for audit committee members contained in the listing standards for NASDAQ and applicable rules of the Securities and Exchange Commission ("SEC"), as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards. The Board has also determined that all of the Audit Committee members are financially literate and that all of the committee members qualify as audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the fair and complete presentation of the Company’s financial results and management’s report on its assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.
The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm, management’s assessment of the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the Company’s internal control over financial reporting. The Audit Committee has also discussed with the Company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).
In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the Company and its management, including the matters in the written disclosures and the letter received from Ernst & Young LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by Ernst & Young LLP in 2014 and 2015, and minimal tax related work 2016, the Audit Committee takes into account whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that Ernst & Young LLP is independent from the Company and its management.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting and the overall quality of the Company financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements of the Company as of and for the year ended December 31, 2016, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board:
Michael G. Hutchinson, Chair
Terry J. Bachynski
Robert C. Flexon
Craig R. Mackus
Jeffrey S. Stein

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for assuring that the Board, our Chief Executive Officer, and our other executive officers are compensated appropriately and in a manner consistent with our approved compensation strategy, internal equity considerations, competitive practice, and any relevant laws or regulations. In addition, the committee reviews our compensation programs to ensure that our programs are not promoting imprudent risk-taking. In accordance with its charter, the committee may retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee. To assist it in satisfying its oversight responsibilities, the committee approved the continued engagement of Pay Governance to serve as its compensation consultant for fiscal year 2017.

Compensation and Benefits Committee Risk Assessment

On an annual basis, the committee reviews the structure of our compensation program to assess whether any aspect of the program could provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term stockholder value. To assist the committee in its annual review, it engaged Pay Governance to conduct a risk assessment of our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices.

Based on the findings of Pay Governance, our internal controls, policies and risk-mitigating components in our incentive arrangements, as well as the committee's formal review and discussion, the committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.

Our incentive compensation is designed to reward bonus-eligible employees for committing to and achieving goals that are intended to be challenging and support the success of the business. Achievement required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial or operating stability. The annual bonus program contains a cap on the maximum financial payout.

Our executive compensation program includes the following features to help minimize risk.

Compensation Mix. We allocate compensation between fixed and contingent components, and between annual cash incentives and long-term equity incentives, based in part on an employee's position and level of responsibility within the organization. We believe our mix of compensation elements helps to ensure that executives and other employees who are eligible for incentive compensation do not focus on achieving short-term results at the expense of the long-term growth and sustainability of the Company. None of our employees receive commissions.

Base salary is the only assured portion of compensation that we provide to our executives and other employees. Consequently, our incentive compensation arrangements are intended to reward performance.

The annual incentive plan establishes cash-based award opportunities that are payable if, and only to the extent that, pre-established corporate financial, operational safety and individual performance objectives are achieved. The committee has discretion to exclude certain events outside our direct control and to reward exemplary performance.

The long-term component of the executive compensation program consists of grants of time-vested and performance-based restricted stock units or time-based cash unit awards. The use of both time-based and performance-based awards for the 2016 fiscal year balances our desire to drive long-term growth with the retention pressures we face from our direct peers, as well as from emerging and evolving competitors.

Stock Ownership Guidelines. We have established stock ownership guidelines to ensure that our executives' interests are aligned with those of our stockholders. These guidelines help ensure that the decisions our executives implement to achieve our financial and strategic objectives are focused on our long-term growth and health. We believe that this policy effectively mitigates the possibility that our executives make business decisions to influence stock price increases in the short-term that cannot be sustained over the long-term or would liquidate their equity holdings to capture short-term fluctuations in our stock price.

Board Approval of Transactions. Management must obtain approval from the Board for significant transactions (i.e., mergers, acquisitions, dividends, etc.) that could impact the achievement of previously approved financial performance targets used in the executive compensation program, and the Compensation and Benefit Committee retains the discretion to review the impact of certain factors over which management has no control (such as accounting changes or force majeure events) for purposes of determining whether pre-established performance targets have been met.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2016, each of Messrs. Mackus, Scharp and Tinstman, and Ms. Hamilton served on our Compensation and Benefits Committee. None of these directors was a current or former officer or employee of the Company, and none had any related party transaction involving the Company that is required to be disclosed under Item 404 of Regulation S-K. During 2016, none of our executive officers served on the board of directors of any entity that had one or more executive officers serving on our Board.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis, provided herein, be included in this proxy statement and incorporated by reference into Westmoreland's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Robert C. Scharp, Chair
Gail E. Hamilton
Craig R. Mackus
Robert A. Tinstman

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to be nominated as members of the Board and considers director candidates brought to the Board by our stockholders. The committee also oversees succession planning, provides oversight on corporate governance matters and conducts the evaluation of the Board, committees, and individual director performance.

The committee regularly assesses the mix of skills and industry experience currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions. In the event vacancies are anticipated or arise, the Nominating and Corporate Governance Committee considers various potential candidates for director and employs the same process for evaluating all candidates, including those submitted by our stockholders. The committee is responsible for ensuring all director nominees undergo a thorough background check prior to nomination or appointment as a director and reviewing any adverse findings prior to such nomination or appointment. Candidates may come to the attention of the committee through current Board members, professional search firms, our stockholders or other persons. Additionally, the Board has a retirement policy mandating that directors retire from the Board at the first annual meeting of stockholders following the director's 75th birthday.

The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee's initial evaluation is favorable, the candidate is contacted by the chairman of the committee for an interview to determine the mutual levels of interest in pursuing the candidacy. The committee is tasked with considering whether the candidate is (i) independent pursuant to the requirements of The NASDAQ Stock Market, (ii) accomplished in his or her field and has a reputation, both personal and professional, that is consistent with our ideals and integrity, (iii) able to read and understand basic financial statements, (iv) knowledgeable about us and the issues affecting our business, (v) committed to enhancing stockholder value, (vi) able to understand fully the legal responsibilities of a director and the governance processes of a public company, (vii) able to develop a good working relationship with other Board members and senior management and (viii) able to suggest business opportunities to us. If these discussions and considerations are favorable, the committee makes a final recommendation to the Board to nominate the candidate for election.

In considering whether to recommend any particular candidate, including incumbent directors, for inclusion in the Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee takes into consideration a number of criteria, including: professional work experience; skills; expertise; diversity; personal and professional integrity; character; temperament; business judgment; time availability in light of other commitments; dedication; conflicts of interest; and public company experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee focuses on issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The committee does not have a formal policy with respect to diversity; however, the Board and the committee believe that it is essential that the Board members represent diverse viewpoints and strive to ensure that the slate of nominees represents a wide breadth of diverse backgrounds and skill sets to adequately represent the needs of the stockholders. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered. We believe that the backgrounds and qualifications of our directors, considered as a group, provide a composite mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o  Corporate Secretary, Westmoreland Coal Company, 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement for the next annual meeting.

Stockholders also have the right to nominate director candidates directly, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in our bylaws. Among other things, a stockholder wishing to nominate a director candidate must give notice to us within the specified time period that includes the information about the stockholder and the proposed nominee required by the bylaws. Any stockholder wishing to nominate a candidate for election to the Board pursuant to the bylaw provision must strictly comply with the procedures specified in Section 2.6 of the bylaws.

Gail E. Hamilton, Chair
Terry J. Bachynski
Robert C. Scharp
Jeffrey S. Stein
Robert A. Tinstman

Executive Committee

During 2016, the Board had an Executive Committee. Pursuant to its charter reviewed and adopted on an annual basis, the Executive Committee is authorized to act on behalf of the Board during periods between Board meetings. During 2016, the Executive Committee held no meetings.

DIRECTOR COMPENSATION

The Board's goal in designing director compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the Board. Compensation for our non-employee directors is reviewed by the Compensation and Benefits Committee with the assistance of Pay Governance. The table below reflects the total director compensation for 2016.

2016 Non-Employee Director Compensation

Name	Fees Earned Or Paid In Cash($)	Grant Date Fair Value of Stock Awards($)(2)	Total Compensation ($)
Kevin A. Paprzycki(1)	—	—	—
Terry J. Bachynski	110,500	65,250	175,750
Robert C. Flexon(3)	61,082	65,250	126,332
Gail E. Hamilton	98,389	65,250	163,639
Michael G. Hutchinson	115,883	65,250	181,133
Richard M. Klingaman(4)	74,915	—	74,915
Craig R. Mackus	102,500	65,250	167,750
Jan B. Packwood(4)	134,227	65,250	199,477
Robert C. Scharp	115,250	65,250	180,500
Jeffrey S. Stein(3)	39,521	58,897	98,418
Robert A. Tinstman(3)	60,147	65,250	125,397

(1)	Mr. Paprzycki does not receive any additional compensation for services as a director.
(2)
Non-employee director stock grants in 2016 were calculated using an assumed stock price of $10.00 per share. Directors elected to the Board in May 2016 received 9,000 shares and Mr. Stein, who was appointed August 9, 2016, received 6,929 shares. The restricted stock units vest on May 17, 2017.

(3)
Messrs. Flexon and Tinstman were elected at our 2016 Annual Meeting of Stockholders and have received full compensation for their service as directors since that time. Mr. Stein was appointed to the Board August 9, 2016, and received a prorated stock award as well as prorated fees for the third quarter 2016.

(4)
Mr. Klingaman retired from the Board and his position as Chairman at our 2016 Annual Meeting. He received cash retainer compensation up until that point and no equity award in 2016. Mr. Packwood was appointed Chairman of the Board at the 2016 Annual Meeting.

Approved 2017 Non-Employee Director Compensation Structure

In March 2017, the Compensation and Benefits Committee recommended, and the Board approved, the below compensation structure for fiscal year 2017. In 2016, the Board adopted a Board and committee membership retainer structure in lieu of paying director's meeting fees. We believe this approach reduces administrative burden and ensures appropriate deliberation without regard for additional cost. All non-employee directors' cash compensation now consists of an annual cash retainer, in addition to the other applicable retainers described below that they may be entitled for service as the Board Chair, Chair of a committee, or for serving as a member of a committee.

Type of Compensation	Amount
Annual Cash Retainer	$75,000
Annual Stock Award Retainer (restricted stock units with one-year vest)	$90,000 stock equivalent
Annual Chairman of the Board Premium	$55,000
Annual Retainer for Committee Chair:
Audit Committee	$20,500
Compensation and Benefits Committee	$19,500
Nominating and Corporate Governance Committee	$12,500
Finance Committee	$12,500
Environmental, Health and Safety Committee	$10,500
Annual Retainer for Serving on a Committee:
Audit Committee	$15,500
Compensation and Benefits Committee	$12,000
Nominating and Corporate Governance Committee	$9,500
Finance Committee	$9,500
Environmental, Health and Safety Committee	$7,500

Non-Employee Director Stock Ownership Guidelines

Non-employee directors are expected to own a threshold amount of Westmoreland equity. Each non-employee director is required to hold Westmoreland common stock with an aggregate value of at least three times his or her Annual Cash Retainer. The directors have a five-year window to comply with these guidelines. As of the end of 2016, each of Messrs. Packwood and Scharp, and Ms. Hamilton, have met the director stock ownership guidelines.

NASDAQ Golden Leash Disclosure

No Westmoreland directors have any arrangements between the director and any person or entity other than Westmoreland relating to compensation or any other payment in connection with such person’s candidacy or service as a director.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information, as of March 10, 2017 (the "Table Date"), concerning beneficial ownership by: holders of more than 5% of any class of our voting securities; directors; each of the Named Executive Officers listed in the Summary Compensation Table; and all directors and Named Executive Officers as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days of the Table Date through the exercise of any stock options, the vesting of restricted stock or upon the exercise or conversion of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table. The percentage calculations set forth in the table are based on 18,571,424 shares of common stock outstanding on the Table Date.

Name of Beneficial Owner	Common Stock	% of Common
5% or Greater Equity Holders
The Mangrove Partners Master Fund, Ltd.(1)	1,613,967	8.69%
BlackRock Inc.(2)	1,240,860	6.68%
Jeffrey Gendell(3)	1,223,479	6.59%
Named Executive Officers, Directors and Director Nominees
Terry J. Bachynski	4,937	*
Robert C. Flexon	—	—
Gail E. Hamilton	25,500	*
Michael G. Hutchinson	14,133	*
Craig R. Mackus	10,244	*
Jan B. Packwood	25,500	*
Robert C. Scharp	25,500	*
Jeffrey S. Stein	—	—
Robert A. Tinstman	—	—
Kevin A. Paprzycki(4)	59,969	*
Jennifer S. Grafton(5)	28,626	*
Joseph E. Micheletti(6)	42,827	*
John A. Schadan(7)	18,250	*
Gary A. Kohn(8)	1,000	*
Jason W. Veenstra(9)	772	*
Directors and Executive Officers as a Group (15 persons)	257,258	1.39%
____________________

* Percentages of less than 1% are indicated by an asterisk
(1)
Based solely on the review of a Schedule 13 G/A filed on February 1, 2017. The Schedule 13G/A was filed by The Mangrove Partners Master Fund, Ltd. (the "Master Fund"), The Mangrove Partners Fund, L.P. (the "US Feeder"), The Mangrove Partners Fund (Cayman), Ltd. (the "Cayman Feeder"), Mangrove Partners, Mangrove Capital and Nathaniel August (the "Mangrove Reporting Persons"). The Mangrove Reporting Persons beneficially own 1,613,967 shares with shared dispositive power and shared voting power. The principal place of business for each of the US Feeder, Mangrove Partners, Mangrove Capital and Nathaniel August, is 645 Madison Avenue, New York, NY 10022. The principal place of business for each of the Cayman Feeder and the Master Fund is c/o Maples Corporate Services, Ltd., PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1104.

(2)
Based solely on the review of a Schedule 13G/A filed on January 27, 2017, BlackRock Inc., a parent holding company of certain institutional investment managers registered under the Exchange Act and certain other entities, beneficially owns 1,240,860 shares with sole dispositive power, and has sole voting power to 1,218,900 of those shares. The principal business address of BlackRock Inc. is 40 East 52nd street, New York, New York 10022.

(3)
Based solely upon information contained in the Schedule 13F-HR filed by Jeffrey L. Gendell with the SEC on February 10, 2017. Mr. Gendell and Tontine Capital Partners L.P. had previously reported on Schedule 13D/A filed on March 2, 2016, which reported that Mr. Gendell owns 549,000 shares of common stock of which he has sole voting and dispositive power. In addition, Tontine Capital Partners, L.P. and other limited partnerships and limited liability companies that are affiliates of Tontine Capital Partners, L.P. own 1,156,436 shares of common stock. Mr. Gendell is either a managing member of, or a managing member of the general partner of, these limited partnerships and limited liability companies and has shared voting and dispositive power over these shares. All of the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of these shares for purposes of Section 16(a) under the Exchange Act, or otherwise, except as to shares directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, these limited partnerships and limited liability companies. The address for Mr. Gendell is 1 Sound Shore Drive, Greenwich, CT 06830.

(4)
Includes 22,286 shares of common stock held by Mr. Paprzycki and 9,987 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan. Additionally, includes 7,000 shares of common stock that may be purchased upon exercise of options under our 2007 Plan and 20,696 shares of common stock Mr. Paprzycki may acquire through the Company's LTIP vesting April 1, 2017.

(5)	Includes 14,395 shares of common stock held by Ms. Grafton and 14,231 shares of common stock Ms. Grafton may acquire through the Company's LTIP vesting April 1, 2017.
(6)
Includes 20,735 shares of common stock held by Mr. Micheletti and 6,392 shares of common stock held by Prudential Retirement, as trustee of Westmoreland’s 401(k) plan. Additionally, includes 5,000 shares of common stock that may be purchased upon exercise of options under our 2007 Plan and 10,700 shares of common stock Mr. Micheletti may acquire through the Company's LTIP vesting April 1, 2017.

(7)	Includes 2,894 shares of common stock held by Mr. Schadan and 15,356 shares of common stock Mr. Schadan may acquire through the Company's LTIP vesting April 1, 2017.
(8)	Includes 1,000 shares of common stock Mr. Kohn may acquire through the Company's LTIP vesting April 1, 2017.
(9)	Mr. Veenstra resigned from his position as Chief Financial Officer and Treasurer on November 15, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The NASDAQ Stock Market. To the knowledge of management, based solely on its review of such reports, no person who at any time during the fiscal year ended December 31, 2016, was a director, executive officer, or beneficial owner of more than ten percent of any class of equity securities of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

At December 31, 2016, we had stock options and stock appreciation rights (“SARs”) outstanding from only our 2007 Equity Incentive Plan. We no longer have any outstanding awards under an equity plan that was not approved by stockholders. All new equity issuances, whether to directors or officers, are made out of our stockholder-approved 2007 Equity Incentive Plan or our 2014 Equity Incentive Plan. No further issuances may be made out of the 2007 Plan beginning August 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity plans approved by stock holders	109,306(1)	$22.16	123,240
Equity plans not approved by stock holders	—	—	—
Total	109,306	$22.16	123,240(2)
____________________

(1)
The closing price of a share of our common stock as reported on The NASDAQ Stock Market on December 31, 2016, was $17.67. On December 31, 2016, there were 109,306 stock options outstanding from equity plans approved by security holders. Included in the number are 78,750 stock options with an exercise price of $21.40 and 30,556 stock options with an exercise price of $24.12.

(2)
The number of securities remaining available for future issuance is as of December 31, 2016, and reflects the reservation of shares for prior employee and director grants upon the completion of certain time-based and performance-based vesting restrictions related to restricted stock units issued on May 20, 2014, June 2, 2014, April 1, 2015, May 19, 2015, May 17, 2016 and May 18, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides stockholders with a detailed description of the material elements of our compensation program for our Named Executive Officers for 2016. It discusses the policies and objectives that make up our compensation program, the compensation decisions made in 2016 and the rationale behind those decisions. This discussion is supplemented by compensation tables and accompanying narratives that follow.

For 2016, pursuant to SEC requirements, Westmoreland Coal Company's named executive officers (the "Named Executive Officers") were:

Named Executive Officer(1)	Officer Title
Mr. Kevin Paprzycki	Chief Executive Officer
Mr. John Schadan	President and Chief Operating Officer
Mr. Gary Kohn	Interim Chief Financial Officer and Treasurer
Ms. Jennifer Grafton	Chief Administrative Officer, Chief Legal Officer and Corporate Secretary
Mr. Joseph Micheletti	Executive Vice President - Operations
Mr. Jason Veenstra	Former Chief Financial Officer and Treasurer(2)

(1)
Throughout this Proxy Statement we make certain voluntary disclosures regarding Nathan M. Troup, who is the Interim Chief Financial Officer and a "named executive officer" (as such term is defined in Item 402(a)(3) of Reglation S-K) of our affiliate Westmoreland Resource Partners, LP ("WMLP"). Although Mr. Troup is not a Named Executive Officer of Westmoreland Coal Company, where he also serves as Chief Accounting Officer and Controller, his status as a Westmoreland Coal Company employee who devotes some of his time exclusively to WMLP concerns, and a portion of whose compensation is provided by WMLP, we are including disclosure related to his compensation in certain sections of this Proxy Statement to maintain consistency of disclosure and to fulfill the disclosure obligations of our affiliate, WMLP.

(2)
On November 15, 2016, upon the resignation of Mr. Jason Veenstra, Mr. Kohn was appointed Interim Chief Financial Officer and Treasurer, and on March 6, 2017 Mr. Kohn was appointed Chief Financial Officer and Treasurer.

Executive Summary

Westmoreland Coal Company's unique volume and margin-protected model once again differentiated it from other coal and energy companies. In 2016, the coal sector saw industry stalwarts declare bankruptcy, destroying shareholder value and confidence. Meanwhile, our mine mouth relationships and strong operational performance continued to deliver the most cost competitive fuel to our customers. Despite these unwelcoming capital markets in 2016, we closed on our acquisition of mine-mouth coal supplier San Juan Coal Company through innovative financing. We once again integrated new operations and centralized several support functions, while at the same time undertaking the new challenge of longwall underground mining. Low demand and low power prices persisted throughout the year, however, cost reductions and improved operational focus through the use of new and enhanced internal reporting metrics, allowed Westmoreland to continue to deliver lowest cost fuel to its customers. With the addition of the San Juan mine, Westmoreland once again achieved record adjusted EBITDA* and cash flows from operations. The Compensation and Benefits Committee (which we refer to throughout this Compensation Discussion and Analysis as the “Committee”) understood the significant challenges of our industry in 2016 when it created our compensation structure based around Westmoreland's core values. In February 2016, the Committee set base salaries and annual incentive program ("AIP") and long-term incentive program ("LTIP") target grants for 2016 to incentivize cash flow generation and shareholder value. Certain of our Company's highlights, and those of the Named Executive Officers, are set out below:

•
Eclipsing our company records set in 2015, in 2016 we sold a record 54.7 million tons and finished with record revenues of $1.5 billion, adjusted EBITDA* of $271.9 million and cash flows from operations of $151.9 million;

•
We closed on the acquisition of San Juan Coal Company, an underground coal operator in New Mexico, on January 31, 2016, using innovative customer-backed financing and successfully integrated our second underground mine into our portfolio of assets;

•
We reduced our Total Reportable Incident Rate from 2.34 to 2.12, and our Violations per Inspection Day rate from 0.69 to 0.33, which correlated to significant savings in regulator penalties. Our Buckingham Mine, an underground continuous miner operation, operated all of 2016 without a reportable incident;

•	We optimized working capital, generating significant cash, including $12.0 million in cash from spare parts inventories;

•	Through discussions with stockholders, we bolstered our Investor Relations team and added valuable expertise to our Board;

•	Our Ohio operations won the Appalachian Region Active Mine Reclamation Award from the Office of Surface Mining Reclamation and Enforcement;

•	In October, we successfully added our new partner East West Bank to our revolving loan facility;

•	We amended our obligations under agreements at our Roanoke Valley Power Generating Facility to reduce future cash flow drag from the asset by 50%, and position it for a possible sale in 2017; and

•
We launched our One Westmoreland initiative aimed at streamlining and standardizing the organization, demonstrated by centralizing our support functions to Colorado and integrating from 3 enterprise resource planning systems to 1 global system.

*See page 47 for information about reconciliation of non-GAAP financial measures.

Factors Creating Alignment between Pay and Performance

Our compensation programs support our key business objectives and are aligned with the success of our stockholders.  If our market capitalization declines, the value of our executives’ vested equity and the equity grants yet to vest will decline accordingly. As an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance through our cash bonus AIP and our equity LTIP. The chart below shows base salary, AIP and LTIP compensation, as a percentage of total compensation opportunity (using target awards for fiscal 2016) for our CEO and other Named Executive Officers at the end of 2016.

Westmoreland’s executive compensation program is designed to maintain an appropriate alignment between corporate performance and compensation. The following compensation features protect us from inappropriate risk-taking:

•	A substantial portion of each executive's total compensation is tied to performance, varying from 75% for the CEO to an average of approximately 64% for the other Named Executive Officers;

•
The performance-based incentive compensation program rewards executives for achieving, or exceeding, predetermined goals for nationally reported safety metrics, growth of free cash flow, increase in total shareholder return and individual objectives;

•	Stock ownership guidelines are designed to align the financial interests of executives with those of our stockholders;

•	Our compensation programs are overseen by a Compensation and Benefits Committee of experienced and independent directors, who are assisted by an independent compensation consultant;

•	We conduct an annual risk review to identify and limit any material adverse effects of our compensation policies and practices;

•	We have no supplemental executive retirement plans;

•	No tax gross-up provisions in any compensation plans;

•	Named Executive Officers are at-will employees, however, each has certain rights to which they are entitled if they are terminated in connection with a change of control; and

•	No excessive perquisites such as company aircraft or car leases.

We believe our executive compensation programs, as more fully described in this Compensation Discussion and Analysis and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to grow our business profitably, while also supporting our culture and traditions that have guided us for over 160 years.

Significant Compensation Actions

The Board, upon recommendation by the Committee, made the following decisions and took the following actions with respect to our executive compensation program:

•
Determined, and recommended to the Board, the compensation package for Mr. Paprzycki. Mr. Paprzycki's compensation package is 75% performance-based to ensure alignment with overall Westmoreland stockholder goals. The Committee also set the compensation packages of each of the other Named Executive Officers in a manner intended to incentivize free cash flow generation and enhance shareholder value;

•
Adopted a Clawback Policy for performance-based compensation related to accounting restatements as a result of material non-compliance with any financial reporting requirement under securities laws, prior to such a policy being required universally;

•
Created time-based cash unit awards under long term incentive plan structure and granted 2016 long-term incentive plan grants utilizing an artificially higher Westmoreland common stock share price in an effort to limit shareholder dilution; and

•
Adjusted the performance metric for the LTIP performance-based RSUs, which over the past two years had been either a three-year free cash flow metric or a total stockholder return metric, weighted 30% Market Vectors Global Coal Index and 70% Russell 3000 Index. Beginning with the 2016 awards, the Company's LTIP goals now blend the two metrics, 50% of the goal being a free cash flow metric and 50% being a total shareholder return metric weighted evenly split between the Market Vectors Global Coal Index and the Russell 3000 Index. The Committee and the Board determined that this mix best aligns the management team with values of the Company and stockholders.

Components of the Executive Compensation Program for 2016

Throughout this Compensation Discussion and Analysis, all individuals who served as principal executive officer or principal financial officer during fiscal year 2016, as well as the other individuals included in the “Summary Compensation Table” on page 31 of this Proxy Statement pursuant to Item 402 of Regulation S-K and SEC requirements, are referred to as the Named Executive Officers. They were (i) Kevin A. Paprzycki, our Chief Executive Officer, (ii) Gary A. Kohn, our Interim Chief Financial Officer and Treasurer, (iii) John A. Schadan, President and Chief Operating Officer, (iv) Joseph E. Micheletti, Executive Vice President - Operations, (v) Jennifer S. Grafton, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary, and (vi) Jason W. Veenstra, our former Chief Financial Officer and Treasurer who served during the majority of fiscal year 2016. Our executive compensation program consists of three main elements: base salary, long-term incentive awards and annual incentive awards. Executives are also eligible for standard post-employment benefits.

Element of Executive Officer Compensation	Description
Base Salary
Ongoing cash compensation based on the executive officer’s role. Salary levels are evaluated annually and are based on each executive’s role and responsibility, market data, applicable experience, unique skills, past performance, and future potential with us. Individual increases to base salary are not guaranteed for our Named Executive Officers and are provided only at the Committee’s discretion after a review of an individual’s performance and relevant market data. Base salary is intended to provide a degree of financial certainty and stability.

Annual Incentive Award
The annual incentive plan is intended to provide compensation for performance based on the achievement of strategic goals and objectives. The incentive pay is based on financial, safety and personal performance. If minimum performance for the financial and safety components are not met, then no payout is made for that particular component. The annual incentive pay motivates our executive officers to achieve annual goals and position Westmoreland for long-term success.

Long-Term Awards
Long-term incentive awards are designed to align the interests of our executives with those of our stockholders. Awards are granted annually under our equity incentive plan. The performance-based awards vest upon the achievement of a preset three-year performance measure. Current unvested outstanding awards are linked to either free cash flow or total stockholder return. The number of shares issued is determined by the Committee or Board on an annual basis and typically reflects a percentage of base salary. Long-term awards incentivize our executive officers to achieve long-term, sustainable success for Westmoreland and to create stockholder value.

Post-Employment Benefits
Our Named Executive Officers have also executed change in control agreements where upon termination after a change in control, as defined under the individual change in control agreements, Named Executive Officers are entitled to two times base pay and payment of their target annual incentive plan payout, as well as an immediate vesting of all unvested equity.

Compensation Program and Governance

General Compensation Practices and Philosophy

Our compensation philosophy aligns executive compensation with performance metrics that enhance stockholder value. Our compensation programs are guided by several key principles:

•	Align executives’ interests with long-term stockholder interests through equity awards;

•	Link pay to performance by making a substantial portion of total executive compensation variable or “at risk” over the short- and long-term; and

•	Provide a compensation program that emphasizes direct compensation as opposed to perquisites and other benefits.

Westmoreland bases its total compensation strategy on a moderate growth model, which emphasizes a balance of fixed and variable compensation. Westmoreland seeks to provide a portion of short-term incentive based on financial, safety and personal goals and provides a significant percentage of pay in the form of long-term equity. Our Named Executive Officers are at-will employees, subject to certain rights they have when terminated in connection with a change of control. Our Named Executive Officers' change in control agreement terms are further described in the Potential Payments upon Termination or Change-in-Control Section beginning on page 36.

The Westmoreland benefits philosophy is to provide officers with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2016, the management team received the same benefits that are generally available to other Westmoreland employees. Westmoreland additionally provides physical examinations to executives, which we believe is a prudent measure to help ensure the health of our executives. The executive physical is a benefit generally provided by our peer group companies and is available at a reasonable cost to Westmoreland.

Our disability benefit is capped at a certain dollar threshold. This precludes the management team from receiving the same 60% disability pay replacement as the general employee population. As such, Westmoreland provides additional long-term disability insurance to the management team to match the same benefit as non-executives.

Stock Ownership Requirement, Change in Control Agreements, Hedging and Clawbacks

Highlights:

•	Adopted Clawback Policy in advance of implementation of the SEC Rule 10D-1;

•	Hedging and pledging are prohibited through Westmoreland's insider trading policy;

•	Named Executive Officers are subject to double-trigger change in control provisions and vesting of equity awards does not automatically occur upon a change in control; and

•
Executives are subject to mandatory stock ownership guidelines that require executives to hold all stock grants until such time as their total ownership in Westmoreland stock exceeds a preset multiple of their salary. At no time, may they own less than their required ownership after achieving the goal.

To align the interests of our executive management team with that of our stockholders and promote our commitment to sound corporate governance, the management team is subject to stock ownership requirements. The management team is expected to be in compliance with these guidelines within five years of becoming subject to the policy. The ownership requirement for our officers is calculated as a multiple of base salary as follows:

Executive Level	Multiple of Base Salary
Chief Executive Officer	3.0x
Named Executive Officers	1.5x

In September 2015, the Committee recommended, and the Board approved, that the Company use a full year trailing average stock price for the prior fiscal year (beginning on January 1 of each year) to determine whether an executive or director meets the stock ownership requirements. As of the end of 2016, Mr. Micheletti met the stock ownership guideline requirements. Pursuant to the stock ownership guideline, Ms. Schadan and Ms. Grafton have until 2019 and Mr. Kohn until 2021 to comply with the stock ownership requirement. Similarly, Mr. Paprzycki, having been appointed Chief Executive Officer in December 2015, has until 2020 to meet stock ownership requirement for Chief Executive Officer.

In early 2015, we executed double-trigger change in control agreements with all of our Named Executive Officers, giving them certain rights after a change in control and an additional event, as defined under each Named Executive Officers individual change in control agreement, which entitles such officer to two times base pay and payment of such officer's target annual incentive plan payout, as well as an immediate vesting of all equity not yet vested.

We believe that stock hedging by the executive management team works counter to the objectives of our executive compensation strategy and disturbs the relationship between our executive compensation packages and stockholder interests. In February 2013, the Board of Directors adopted a provision within our insider trading policy that prohibits hedging or monetization transactions including, but not limited to, prepaid variable forwards, equity swaps, collars and exchange funds. The hedging provision aims to bar executive management from taking any action that could be seen as misaligning their objectives from that of all other Company stockholders. Additionally, our insider trading policy prohibits holding Company securities in a margin account or otherwise pledging Company securities.

In February 2016, the Committee recommended, and the Board approved, the adoption of a clawback policy for incentive-based executive compensation ("Clawback Policy"). The Clawback Policy was adopted with the intent that it will meet the scope of the currently proposed Securities and Exchange Commission Rule 10D-1 and ultimately the associated NASDAQ listing exchange rules. Under the Clawback Policy, in the event that the Company is required to prepare an accounting restatement due to the Company's material noncompliance with a financial reporting requirement, the Company shall make reasonable efforts to recover from any current or former executive officer the amount of certain incentive-based compensation in excess of what would have been paid or granted to that executive officer under the circumstances reflected by the accounting restatement. The Clawback Policy applies to any incentive-based compensation paid to an executive officer within the three-year period preceding the date of the restatement. Due to the accounting restatement announced in February 2017, the Committee reviewed the Clawback Policy to determine if any incentive-based compensation was previously earned by our executives in excess of what would have been paid or granted to that executive officer under the circumstances reflected by the accounting restatement. After thorough discussion, the Committee made the assessment that a recovery event was not required under the Clawback Policy. The Committee's reasoning included, but was not limited to, the fact that the accounting restatement had no effect on free cash flow, and had a positive effect on the Company's EBITDA over the affected periods, which we believe is an important metric to our investors, it determined that a recovery event was not necessary at that time.

Peer Group

The Committee considers comparative data of executives’ compensation within our peer group by comparing practices in executive compensation generally and compensation specifics for benchmarking. There are few comparably-sized publicly-traded coal companies, therefore the companies in our peer group are included for having at least one of the following characteristics:

•	Focused on comparable industry (energy-related), specifically, coal, mining and oil and gas-related companies;

•	Comparable size in relation to revenue and employees; or

•	Publicly-traded Colorado headquartered companies with whom we compete for top public company talent.

Our Committee reviews the composition and appropriateness of our compensation peer group annually. Following a review in early 2016, the Committee did not change our compensation peer group participants. The Committee is assisted in this decision by our compensation consultant, Pay Governance, whose role is more thoroughly discussed below. The fiscal year 2016 compensation peer group was made up of the following companies:

Access Midstream Partners	Alliance Holdings	Alliance Resource Partners
Arch Coal	Cloud Peak Energy	Dril-Quip
Genesee & Wyoming	HEICO	Innospec
Koppers Holdings	Parker Drilling	Pioneer Energy Services
Stillwater Mining	SunCoke Energy	Walter Energy

Role of the Compensation Consultant and the CEO in the Compensation Program

Compensation Consultant

The Committee has the authority to retain outside counsel, consultants and other advisers to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. The Committee engaged Pay Governance (the “Consultant”) for advice regarding the structuring of executive compensation for fiscal year 2016 and recently reengaged the Consultant for fiscal year 2017. The Consultant assists the Committee in determining appropriate peers for purposes of comparing market compensation and provides other related services. The Committee has authorized the Consultant to interact with management on its behalf. The Consultant has not provided any services for Westmoreland other than the services it provided to the Committee. The Committee has concluded, under the guidance of SEC rules and relevant NASDAQ listing standards, that the Consultant’s work does not raise any conflict of interest.

Determining Executive Compensation

Determinations regarding 2016 executive officer compensation were made at the February 2016 Committee meetings. The following table summarizes the roles of the Committee, Consultant and Chief Executive Officer in executive compensation decision making.

Responsible Party	Roles and Responsibilities
Compensation and Benefits Committee of the Board of Directors The Committee is currently comprised of four Independent Directors and reports to the Board.
●     Retains independent counsel, consultants and other advisers to assist it in evaluating compensation or in otherwise discharging its responsibilities.
●     Works with the CEO to set performance goals at the beginning of each year targeted to positively influence stockholder value and evaluates CEO performance in relation to those goals and overall performance of the Company.
●     Determines and approves compensation for our executive officers other than CEO.
●     Reviews and approves overall compensation strategy and all programs in which our executive officers participate, including equity, bonus (including all performance-based goals), retirement and other benefit plans.
●     Reviews compensation philosophy, metrics and amounts, and the results of stockholder say-on-pay votes, before establishing executive compensation.
●     Considers comparable metrics in our peer group.

Consultant to Compensation Committee Pay Governance, as an independent consultant retained directly by the Committee, provides consulting advice on matters of governance and executive compensation
●     Provides advice and opinion on the appropriateness and competitiveness of our compensation programs relative to market practice.
●     Performs all functions at the direction of the Committee.
●     Attends Committee meetings.
●     Provides advice regarding compensation decision-making governance.
●     Provides market data, as requested.
●     Consults on various compensation matters and recommends compensation program designs and practices.
●     With the cooperation of management, works to conduct an assessment of the risks arising from our compensation programs.
●     Confers with the CEO and CAO on compensation levels, incentives and goals.

Chief Executive Officer With the support of other members of the management team
●     Works with the other executive officers to set personal performance goals at the beginning of each year targeted to positively influence stockholder value.
●     Reviews performance of the other executive officers against the set goals and makes recommendations to the Committee with respect to their compensation.
●     Confers with the Committee concerning design and development of compensation and benefit plans for Westmoreland employees.
●     Recommends appropriate company-wide and mine financial and non-financial performance goals for the annual incentive program.

Components of Executive Compensation in Fiscal Year 2016

In February of 2016, the Committee set base salaries, AIP and LTIP goals for fiscal year 2016. Ms. Grafton and Mr. Micheletti received salary increases in April of 2016 as a result of positive performance evaluations from the CEO and the Committee. Messrs. Paprzycki and Schadan did not receive pay increases as each of their compensation packages were determined at the end of 2015. Mr. Kohn was promoted to Interim Chief Financial Officer of the Company on November 15, 2016, and at the time of his promotion maintained his participation in our AIP and LTIP programs at the levels set in connection with his prior position. However, at the time of his promotion, his salary was increased to a level commensurate with the increased responsibilities of the Chief Financial Officer role, to which he was ultimately appointed in a permanent capacity on March 6, 2017.

Base Salaries

2016 Base Salaries for Named Executive Officers

Name	Position	Base Salary
Kevin A. Paprzycki	Chief Executive Officer	$500,000
John A. Schadan(2)	President and Chief Operating Officer	$264,180
Gary A. Kohn(1)	Interim Chief Financial Officer and Treasurer	$300,000
Jennifer S. Grafton	SVP, Chief Administrative Officer and Corporate Secretary	$350,000
Joseph E. Micheletti	Executive Vice President - Operations	$315,000
Jason W. Veenstra(2)(3)	Former Chief Financial Officer and Treasurer	$226,440

(1)	The base salary listed for Mr. Kohn is as of his appointment to Interim Chief Financial Officer and Treasurer in November 2016.
(2)
Messrs. Schadan and Veenstra are located in Westmoreland's corporate office in Edmonton, Alberta, and as such their cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the Bank of Canada full year conversion average for 2016 of $0.7548 U.S. dollars per Canadian dollar, for comparability purposes only. Mr. Schadan's salary in Canadian dollars was $350,000 CAD and Mr. Veenstra's salary in Canadian dollars was $300,000 CAD.

(3)	On November 15, 2016, Mr. Veenstra provided notice of his resignation from his role as Chief Financial Officer and Treasurer of the Company for personal reasons.

Annual Incentive Compensation

GOAL		PERCENT OF TOTAL
Financial
Goal: Annual budgeted free cash flow of Westmoreland, on a global consolidated basis.
● 50% payout upon meeting 80% of goal (threshold)
● 100% payout upon meeting 100% of goal (target)
● 200% payout upon meeting 120% of goal (maximum)
● 50% for all executives
Safety	Goal: A mix of objective (total reportable incident rate) and subjective (performance in safety audits and training) indicators intended to promote safe production.	● 20% for all executives
Individual
The payout is evaluated on achievement of individual goals established between the executive and the CEO (or, in the case of the CEO, between him and the Board) and is based on the executive’s overall performance. An executive may receive greater than 100% payout for the individual goal based on exemplary performance, as approved by the Committee, or in the case of the CEO, by the Board. The Individual payout component is capped at 200%.
● 30% for all executives

2016 Target vs. Actual AIP Bonus Paid

Name	% of Annual Base Salary	Target Total Cash Incentive Bonus	% of Target Individual Bonus Approved	% of Target Financial Bonus Approved	% of Target Safety Bonus Approved	Total Cash Bonus
Kevin A. Paprzycki	100%	$500,000	175%	135%	100%	$700,000
John A. Schadan(1)	100%	$264,180	200%	135%	100%	$384,088
Gary A. Kohn(2)	50%	$300,000	200%	135%	100%	$68,753
Jennifer S. Grafton	50%	$350,000	150%	135%	100%	$231,596
Joseph E. Micheletti	50%	$315,000	200%	135%	100%	$232,062
Jason W. Veenstra(1)(3)	50%	$—	—%	—%	—%	—

(1)
Mr. Schadan was located in Westmoreland's corporate office in Edmonton, Alberta, and as such his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the Bank of Canada full year conversion average for 2016 of $0.7548 U.S. dollars per Canadian dollar, for comparability purposes only. Mr. Schadan's CAD AIP bonus goal was set to $350,000 in February of 2016, and he achieved a pay-out of $515,693 in CAD.

(2)
Mr. Kohn was Vice President of Investor Relations from April 11, 2016 until being promoted to Interim Chief Financial Officer and Treasurer November 15, 2016. As such, his AIP award is comprised of a proportional split of his salary and target AIP award from his time as Vice President of Investor Relations and Interim Chief Financial Officer.

(3)	Mr. Veenstra gave notice of his resignation in November 2016 and is therefore not eligible for AIP bonus awards for 2016 to be paid on March 31, 2017.

Named Executive Officer Compensation in Fiscal Year 2016

Westmoreland’s Named Executive Officer compensation is broken down into several components. The Named Executive Officers are generally compensated at the same percentage of targeted bonus for meeting team financial and safety goals set by the Committee, however, individual performance may factor into the decision on certain awards. In addition to feedback from the compensation consultant, the Committee meets with the CEO to review his assessment of each of the other Named Executive Officers as well as his self-assessment. The Committee gathers additional feedback on the performance of the CEO from each of the Board members. The Committee reviews the achievements of the Named Executive Officers and each of their compensation components. The following provides more information on executives' compensation decisions where individuals are compensated differently or the reasoning is different.

Annual Incentive Compensation: Financial and Safety Components

Financial Component: The financial component was based on Westmoreland’s free cash flow. Free cash flow is used as the financial metric for AIP awards as we believe it is the best indicator of the health of the Company on an annual basis. With free cash flow generation, Westmoreland can delever and create liquidity for future growth as opportunities present themselves. In 2016, the Named Executive Officers, were subject to the global consolidated free cash flow goal. The management team achieved a global consolidated free cash flow goal of 107%, which resulted in a payout of 135% of the Named Executive Officers targeted AIP amounts.

Safety Component: The safety component was based on consolidated mine site performance weighted by number of employees and hours worked at each mine site during that calendar year. As such, the mines with the largest number of employees and hours worked had a higher contribution to the consolidated safety performance than mines such as Savage with less than 10 employees. The Named Executive Officers' safety component performance is based on a global consolidated average for all mine sites' safety statistics. Each mine site’s performance was based on an objective goal of reduced total reportable incident rate (“TRIR”) from performance in 2015 (or identical TRIR performance if the rate in 2015 was zero), as well as mine-specific objective pro-active indicator goals focused on activities proven to drive safe production. The global consolidated safety payout was 100%.

Kevin A. Paprzycki, Chief Executive Officer

Total Salary and Cash Bonus Received for 2016	2016 Base Salary	Cash Bonus for 2016	# of RSUs / Grant Date Fair Value of 2016 RSUs
$1,200,000	$500,000	$700,000	$628,850

Base Salary and Annual Incentive Compensation: Individual Component

In February 2016, the Committee recommended, and the Board approved, Mr. Paprzycki's base salary of $500,000 with the assistance of the Consultant, utilizing peer group and market survey data.

The Committee recommended, and the Board approved, an individual performance payout at 175% and a total AIP cash bonus payout of $700,000 for Mr. Paprzycki. The Committee noted that Mr. Paprzycki's leadership was crucial in closing the Company's acquisition of San Juan Coal Company in the midst of extremely challenging capital markets. Mr. Paprzycki exceeded expectations in areas of cost reductions and instilling Westmoreland's core values within the Company. Throughout 2016, Mr. Paprzycki was a customary face to our workforce and a common visitor to our customers forging stronger relationships.

John A. Schadan, President and Chief Operating Officer

Total Salary and Cash Bonus Received for 2016	2016 Base Salary	Cash Bonus for 2016	# of RSUs / Grant Date Fair Value of 2016 RSUs
$648,268	$264,180	$384,088	$440,195

Base Salary and Annual Incentive Compensation: Individual Component

In February 2016, the Committee determined Mr. Schadan's base salary of $350,000 CAD with the assistance of the Consultant, utilizing peer group and market survey data. Mr. Schadan works out of our corporate office in Edmonton, Alberta, and as such his salary and cash bonuses were all paid in Canadian dollars, and his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the Bank of Canada full year conversion average for 2016 of $0.7548 U.S. dollars per Canadian dollar, for comparability purposes only.

The Chief Executive Officer proposed, and the Committee approved, an individual performance payout at 200% and a total AIP cash bonus payout of $515,693 in Canadian dollars, or $384,088 in U.S. dollars using the above conversion rate, for Mr. Schadan. Mr. Schadan demonstrated exemplary performance in operational oversight of achievement of safety goals and cost reduction measures. He worked closely with teams that reviewed individual mine performance and implemented cost saving strategies. Mr. Schadan was integral in further streamlining operations and improving supply chain management. Mr. Schadan was also a core contributor to the Company's mergers and acquisitions team.

Gary A. Kohn, Interim Chief Financial Officer and Treasurer

Total Salary and Cash Bonus Received for 2016	2016 Base Salary	Cash Bonus for 2016	# of RSUs / Grant Date Fair Value of 2016 RSUs
$218,753	$300,000	$68,753	$62,885

Base Salary and Annual Incentive Compensation: Individual Component

Mr. Kohn joined Westmoreland as Vice President of Investor Relations on April 11, 2016, and was subsequently appointed Interim Chief Financial Officer and Treasurer on November 15, 2016. At that time, the Committee determined Mr. Kohn's salary to be $300,000 with the assistance of the Consultant, utilizing peer group and market survey data.

The Chief Executive Officer proposed, and the Committee approved, an individual performance payout at 200% and a total AIP cash bonus payout of $68,753 for Mr. Kohn. Mr. Kohn shifted into the role of Interim Chief Financial Officer with little turbulence to the Company. In his short time in the position, he has influenced the efficiency of our financial reporting, developed relationships with our lenders and has been a prominent force in strengthening relationships with important customers.

Jennifer S. Grafton, Chief Administrative Officer, Chief Legal Officer and Secretary

Total Salary and Cash Bonus Received for 2016	2016 Base Salary	Cash Bonus for 2016	# of RSUs / Grant Date Fair Value of 2016 RSUs
$581,596	$350,000	$231,596	$330,147

Base Salary and Annual Incentive Compensation: Individual Component

The Committee increased Ms. Grafton’s base salary to $350,000 effective April 1, 2016. The Committee determined Ms. Grafton’s base salary with the assistance of the Consultant, utilizing peer group and market survey data.

The Chief Executive Officer proposed, and the Committee approved, an individual performance payout at 150% and a total AIP cash bonus payout of $231,596 for Ms. Grafton. Ms. Grafton's accomplishments include leading a successful process to reduce cash losses from our non-core power plant operations, modernizing and standardizing Westmoreland's employee benefits in both the United States and Canada, and bringing our global employees in line with our "One Westmoreland" philosophy. Ms. Grafton also spent significant effort reducing general and administrative costs, particularly in centralizing many of the Company's core functions to our Englewood, Colorado corporate headquarters.

Joseph E. Micheletti, Executive Vice President - Operations

Total Salary and Cash Bonus Received for 2016	2016 Base Salary	Cash Bonus for 2016	# of RSUs / Grant Date Fair Value of 2016 RSUs
$543,023	$315,000	$232,062	$198,088

Base Salary and Annual Incentive Compensation: Individual Component

The Committee increased Mr. Micheletti’s base salary to $315,000 effective April 1, 2016. The Committee determined Mr. Micheletti’s base salary with the assistance of the Consultant, utilizing peer group and market survey data.

The Chief Executive Officer proposed, and the Committee approved, an individual performance payout at 200% and a total AIP cash bonus payout of $232,062 for Mr. Micheletti. Mr. Micheletti was instrumental in closing several transactions during 2016 including procuring bonding for the San Juan mine in a difficult market. Mr. Micheletti was also the guiding force behind operational improvement at several important U.S. mine sites, including our San Juan mine and Ohio operations.

Long-Term Incentive Compensation

GOAL	LTIP COMPONENTS	PERCENT OF TOTAL
Performance-Based Shares
2014 - 2016 Award Goal: Three year cumulative free cash flow goal
● 50% payout upon meeting 80% of goal (threshold)
● 100% payout upon meeting 100% of goal (target)
● 150% payout upon meeting 120% of goal (maximum)
2015 - 2017 Award Goal: Indexed total stockholder return (30% Market Vectors Global Coal Index and 70% Russell 3000 Index)
● 50% payout upon achieving 25th percentile of index (threshold)
● 100% payout upon achieving 50th percentile of index (target)
● 150% payout upon achieving 75th percentile of index (maximum)2016 - 2018 Award Goal: 50% Indexed total stockholder return (50% Market Vectors Global Coal Index and 50% Russell 3000 Index) and 50% Three year cumulative free cash flow goal
● 50% payout upon meeting 80% of goal (threshold)
● 100% payout upon meeting 100% of goal (target)
● 150% payout upon meeting 120% of goal (maximum)
● 50% for all executives
Time-Based Shares
Shares vest in equal annual installments over a three-year period based on completion of the service requirement. In 2016, the Committee awarded time-based cash unit awards, comprising 40% of all the time-based awards, which track our stock price but payout in cash instead of stock.
● 50% for all executives

Long-Term Incentive Award Grants for Named Executive Officers for 2016

Name	Percentage of Base Salary	Cash or Cash Value of Time-Based RSUs(1)	Cash or Cash Value of Performance-Based RSUs(1)	Total Cash Value of RSUs
Kevin A. Paprzycki	200%	$218,100	$410,750	$628,850
John A. Schadan	200%	$152,670	$287,525	$440,195
Gary A. Kohn(1)	50%	$21,810	$41,075	$62,885
Jennifer S. Grafton	150%	$114,503	$215,644	$330,147
Joseph E. Micheletti	100%	$68,702	$129,386	$198,088
Nathan M. Troup	60%	$31,603	$59,518	$91,121
Jason W. Veenstra(1)	100%	$65,430	$123,225	$188,655

(1)
Mr. Kohn's LTIP award for 2016 is based on his original grant awarded in connection with his prior position as Vice President of Investor Relations. Mr. Veenstra provided the Company notice of his resignation in November 2016 and has forfeited his LTIP awards granted from 2016 listed in this table. For our Canadian executives, base salaries were not converted to U.S. dollar values before determining their respective equity grants. The level of Named Executive Officers' time-based RSU awards were partially offset by the grant of time-based cash units more fully described below.

In 2016, Westmoreland issued 40% of long-term incentive plan participants' time-based compensation in the form of new time-based cash unit awards instead of our traditional time-based restricted stock units. The time-based cash unit awards ("Cash Units") are marked to market over time through vesting.  Additionally, in order to conserve shares in the 2014 Plan, the Committee utilized an assumed price per share of common stock of $10.00 for all restricted stock unit grants, when current market price of our commons stock was $7.65, which resulted in reduced awards to our participants. Westmoreland adopted these changes to its approach to long-term incentive plan structure as a proactive measure to conserve shares in the 2014 Plan to limit dilution to shareholders.

Discussion of Performance-Based Compensation Components
The Board is keenly focused on tying executive compensation to our performance. On an annual basis, the management team has a significant portion of its compensation aligned with key financial metrics and performance indicators. These metrics are approved by the Committee in February of each year. In 2016, the Committee elected to tie the financial component of the management team’s short-term AIP bonus to the free cash flow metric. The Board and management view the free cash flow metric as one of the most important metrics tied to value maximization for both the stockholder and the stakeholder. To Westmoreland, free cash flow generation lays the groundwork from which many other financial decisions stem and is the basis for sustainability of stockholder value. The Board stressed the importance of this metric to management through the tying of management cash bonuses to annual free cash flow goals. These goals are created based on long-term operating budgets and set to be aggressive, yet attainable. Management's annual AIP goals, as well as the recently awarded three year performance-based LTIP awards for the period of 2016-2018, which are based 50% on a free cash flow goal, continue to be tied to free cash flow.
Beginning in 2015, the Committee started tying management's three year performance-based LTIP award to a total stockholder return metric, with the assistance of the Consultant. As further described in the Long-term Incentive Compensation section above, our performance-based LTIP awards cliff vest after three years based on threshold, target and maximum payouts. To further align management's objectives with those of stockholders, the Board granted 2015 LTIP awards that measure Westmoreland stock performance over a three year period against a blend of Russell 3000 Index (70%) and a mix of peers using the Market Vectors Global Coal Index (30%). Management's threshold of the 25th percentile, target of the 50th percentile and maximum of the 75th percentile goal levels are based on Westmoreland's total stockholder return against the indexed blend of stocks. The Board and Committee's movement to include another stockholder value parallel metric emphasizes the importance given to aligning management and stockholder goals. In 2016, the Committee blended the Company's emphasis on free cash flow generation and creation of shareholder value, and granted LTIP awards based 50% on a three year free cash flow goal and 50% on a blend of Russell 3000 Index (50%) and a mix of peers using the Market Vectors Global Coal Index (50%)
*****
In reference to financials included in this Compensation Discussion and Analysis, please see our note on Explanation of Non-GAAP Financial Measures under the Additional Information section on page 47.

Federal Income Tax and Other Consequences

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid per year to our Named Executive Officers who are employed by us at year-end. The Committee believes that it is generally in our best interest to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances when our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Internal Revenue Code Section 162(m). Accordingly, we reserve the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

EXECUTIVE COMPENSATION FOR 2016

Summary Compensation Table

The following tables set forth information regarding the fiscal year 2016 compensation for our Named Executive Officers. Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2014 and/or fiscal 2015 compensation for those individuals who were also Named Executive Officers in fiscal 2014 and/or fiscal 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(1)(8)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value Earnings ($)	All Other Compen- ation ($)(3)	Total ($)
Kevin A. Paprzycki Chief Executive Officer	2016	500,000	—	828,852	700,000	5,184	21,194	2,055,230
	2015	420,385	—	720,846	218,326	(1,502)	17,323	1,450,378
	2014	321,923	75,000	284,222	330,000	15,468	17,448	969,061
Jennifer S. Grafton SVP, Chief Administrative Officer and Secretary	2016	344,615	—	507,024	231,596	183	20,391	1,103,809
	2015	321,923	—	528,596	154,992	(107)	17,323	1,022,727
	2014	281,154	75,000	258,384	300,000	774	17,374	932,686
John A. Schadan President and Chief Operating Officer(7)	2016	264,180	—	580,198	384,088	—	35,668	1,264,134
	2015	243,437	—	480,527	110,185	—	32,461	866,610
	2014	160,678	34,508	197,818	94,315	—	21,294	508,613
Joseph E. Micheletti Executive Vice President - Operations	2016	310,961	—	261,086	232,062	22,899	21,597	848,605
	2015	297,119	—	320,407	140,697	(5,243)	17,323	770,303
	2014	282,219	—	249,248	103,369	60,645	17,435	712,916
Gary A. Kohn(4) Interim Chief Financial Officer and Treasurer	2016	150,000	—	82,882	68,753	—	11,374	313,009

Nathan M. Troup(5) Interim Chief Financial Officer of Westmoreland Resource Partners, LP	2016	238,404	—	120,098	111,481	—	18,357	488,340
Former Named Executive Officer
Jason W. Veenstra Former Chief Financial Officer and Treasurer(7)	2016	217,005	—	248,654	—	—	68,383	534,042
	2015	187,846	—	64,093	52,889	—	26,570	331,398

(1)
Amounts in this column represent the aggregate grant date fair value of the equity awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Share-Based Payment. This column was prepared assuming none of the awards will be forfeited.  Additional information is set forth in the “Grants of Plan-Based Awards” table below. Details regarding the 2016, 2015 and 2014 stock awards that are outstanding as of December 31, 2016 may be found in the “2016 Outstanding Equity Awards At Fiscal Year-End” table below. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2016 may be found in the Notes to the Financial Statements in the Company's Form 10-K for the year ended December 31, 2016.

(2)	Represents the cash bonus awarded under our Annual Incentive Plan, a discretionary performance-based award made in the first quarter of each fiscal year for performance in the prior fiscal year.
(3)
“All Other Compensation” for 2016 includes payments for our contributions to the Westmoreland's 401(k) plan and reimbursements for life insurance premiums. We contributed $15,900 in matching contributions to the 401(k) plan on behalf of Messrs. Paprzycki, Micheletti and Ms. Grafton; we matched $14,595 for Mr. Troup and $7,385 for Mr. Kohn. Additional perquisites include supplemental long term disability insurance and executive physicals. Messrs. Schadan's and Veenstra's "All Other Compensation" categories include a retirement plan matches of $31,702 and $26,041 respectively, reimbursement of life insurance premiums and monthly parking fees. Also included for Mr. Veenstra was $38,757 in vacation accrual payout.

(4)
Upon the notice of resignation of Mr. Veenstra on November 15, 2016, Mr. Kohn was appointed Interim Chief Financial Officer and Treasurer. Mr. Kohn originally joined the Company April 11, 2016, in the position of Vice-President Investor Relations.

(5)	Disclosure regarding Mr. Troup is being provided to fulfill the disclosure obligations of our affiliate, WMLP.
(6)
In 2014, Mr. Paprzycki and Ms. Grafton received transaction bonuses for the successful close of Westmoreland's acquisition of certain mining operations from Sherritt International Corporation paid in stock. Mr. Schadan received a retention bonus in 2014.

*Footnotes continued on next page

(7)
Mr. Schadan and, during the period prior to his resignation, Mr. Veenstra were located in Westmoreland's corporate office in Edmonton, Alberta during 2016, and as such their cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the Bank of Canada full year conversion average for 2015 of $0.7548 U.S. dollars per Canadian dollar, for comparability purposes only.

(8)
Included in the 2016 stock award figure are new time-based Cash Unit award grants, which were granted to 2016 LTIP participants in lieu of an equal amount of time-based equity grants thereby reducing the amount of time-based restricted stock units received by participants. The Cash Unit awards are paid out in cash but linked to the Company's stock price on the vesting date. The Cash Unit awards were as follows: Mr. Paprzycki received 26,144 units; Mr. Schadan received 18,301; Ms. Grafton received 13,725; Mr. Micheletti received 8,235; Mr. Kohn received 2,614; Mr. Troup received 3,788; and Mr. Veenstra received 7,843, which were forfeited upon his resignation.

Components of Total Compensation

We believe in compensating our executive officers with a mix of both base salary and at-risk compensation made up of cash and equity. For a thorough discussion of our compensation components and the percentage of at-risk compensation, see the Components of the Executive Compensation Program for 2016 Section in the Compensation Discussion and Analysis on page 22.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation amounts are annual cash incentives under our AIP. The AIP is funded based on various components and include our annual budgeted free cash flow, leading and lagging safety indicators, and individual performance goals, all of which are discussed above in our Compensation Discussion and Analysis.

Equity Awards

Values for stock grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to restricted stock and restricted stock units granted to the Named Executive Officers under our stockholder-approved 2007 and 2014 plans. The plans are administered by the Compensation and Benefits Committee, which has retained the exclusive authority to make awards under the plan. The Committee approves all long-term incentive grants to Named Executive Officers, other than the CEO whose grants are approved by the Board. The Committee also approves the overall grant pool for all other participants.
The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of stockholders. For the 2016 stock award granted to Named Executive Officers, our time-based awards were split between restricted stock units and Cash Units linked to our stock price representing 50% of the total award granted on May 18, 2016. These time-based awards vest over three years with 33% of each of the restricted stock units and cash based units becoming vested and available for release each year on April 1st, fully vesting on April 1, 2018. The performance-based restricted stock units representing the other 50% of the total award were also granted on May 18, 2016 and will cliff vest on April 1, 2018, based upon achievement of at least the threshold goal based on a combination total stockholder return and free cash flow metric calculation. Awards not yet vested are forfeited upon separation.
In 2016, we created and awarded Cash Unit awards to participants in our long term incentive plan. These Cash Units were granted at the fair market value of one share of Westmoreland stock on grant date and will vest, in the form of a cash payment, pursuant to the vesting schedule at the fair market value of one share of Westmoreland stock on the vesting date. The Cash Units vest over three years with one-third vesting on each of April 1, 2017, 2018 and 2019. As defined in each participants individual Cash Unit agreements, the Cash Units vest upon termination of service without cause or good reason within one year following a change in control, or the recipient’s death or disability, otherwise non-vested portions of the Cash Unit awards are forfeited upon termination of service.

2016 Grants of Plan-Based Awards

			Estimated Future Payouts Under Performance- Based Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date by Board	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards(#)(1)	Grant Date Fair Value of Stock Awards($)(1)
Kevin A. Paprzycki	5/18/2016	2/26/2016	25,000	50,000	75,000	30,000	$628,850
Jennifer S. Grafton	5/18/2016	2/26/2016	17,500	35,000	52,500	15,750	$402,028
John A. Schadan	5/18/2016	2/26/2016	13,125	26,250	39,375	21,000	$368,314
Joseph Micheletti	5/18/2016	2/26/2016	7,875	15,750	23,625	9,450	$198,088
Gary A. Kohn	5/18/2016	2/26/2016	2,500	5,000	7,500	3,000	$62,885
Nathan M. Troup(2)	5/18/2016	2/26/2016	3,623	7,245	10,868	4,347	$91,120
Jason W. Veenstra(2)	5/18/2016	2/26/2016	7,500	15,000	22,500	9,000	$188,655

(1)
The 2016 LTIP awards granted to the Named Executive Officers on May 18, 2016, consisted of time-based restricted stock units with a three-year vest, performance-based restricted stock units with a three-year cliff vest issued out of the stockholder approved 2014 Equity Incentive Plan and time-based cash units with a three year vest. Amounts in this column represent the aggregate grant date fair value of the equity awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Share-Based Payment.

(2)
Disclosure regarding Mr. Troup is being provided to fulfill the disclosure obligations of our affiliate, WMLP. Mr. Veenstra provided the Company notice of his resignation in November 2016 and has forfeited his LTIP awards granted for 2016 listed in this table.

2016 Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Units that have not vested (#)(1)	Market value of units that have not vested as of 12/31/16($)(2)	Unearned units that have not vested (#)(3)	Market value of unearned units that have not vested as of 12/31/16($)(2)
Kevin A. Paprzycki	7,000	21.40	7/1/2018
				1,252	22,123
				8,458	149,453
				30,000	530,100
						5,633	99,535
						19,029	336,242
						75,000	1,325,250
Jennifer S. Grafton				1,138	20,108
				6,202	109,589
				15,750	278,303
						5,121	90,488
						13,955	246,585
						39,375	695,756
John A. Schadan				1,072	18,942
				5,638	99,623
				21,000	371,070
						4,822.5	85,214
						12,686	224,162
						52,500	927,675
Joseph E. Micheletti	5,000	21.40	7/1/2018
				1,098	19,402
				3,760	66,439
				9,450	166,982
						4,938	87,254
						8,457	149,435
						23,625	417,454
Gary Kohn				3,000	53,010
						7,500	132,525
Nathan M. Troup(4)				1,730	30,569
				4,347	76,811
						3,891	68,754
						10,868	192,038

(1)
Awards in this column consist of time-based restricted stock units with a grant dates of June 2, 2014, April 1, 2015 and May 18, 2016, or the executive's start date. Awards of the time-based restricted stock units vest in thirds over a three-year period, each time on April 1st. To the extent vested in the last year, these units are reflected in the “Stock Vested in 2016” table below.

(2)
The market value of the awards of restricted stock units that have not yet vested was determined by multiplying the closing price of a share of common stock on December 31, 2016 ($17.67) by the number of shares.

(3)
Awards in this column consist of performance-based restricted stock units with a grant date of June 2, 2014, April 1, 2015 and May 18, 2016. These awards pay out at threshold, target and maximum performance goals, depending on the achievement of a free cash flow metric designated by the Compensation and Benefits Committee in 2014; a multi-indexed total stockholder return metric in 2015; and a combination multi-indexed total stockholder return metric and free cash flow metric in 2016. Contingent on achievement of the performance goal during the three year performance period, these awards will cliff vest on April 1, 2017, April 1, 2018, and April 1, 2019. If threshold performance is not achieved, all awards will forfeit. In 2016, the Named Executive Officer's performance-based grant paid out at the maximum so the number of shares shown in this column also shows payout at maximum levels.

(4)	Disclosure regarding Mr. Troup is being provided to fulfill the disclosure obligations of our affiliate, WMLP.

Options Exercised and Stock Vested in 2016(1)

Name	Shares Acquired on Vesting(#)	Stock Value Realized on Vesting($)(2)
Kevin A. Paprzycki	5,481	$39,080
Jennifer S. Grafton	4,329	$30,224
John A. Schadan	3,891	$27,743
Joseph Micheletti	2,978	$21,233
Gary A. Kohn	—	$—
Nathan M. Troup(3)	839	$5,982
Former Executive
Jason W. Veenstra	676	$4,820
_____________________

(1)	No Named Executive Officers exercised any Company stock options during fiscal year 2016.
(2)	The market value of the awards was determined by multiplying the actual vesting date market value at close on April 6, 2016, which was $7.13.
(3)	Disclosure regarding Mr. Troup is being provided to fulfill the disclosure obligations of our affiliate, WMLP.

2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of December 31, 2016 ($)(1)	Payments During Last Fiscal Year ($)
Kevin A. Paprzycki	Westmoreland Retirement Plan (WCC)	3.0	59,385	—
Joseph E. Micheletti	Westmoreland Retirement Plan (WECO)	10.0	259,548	—
Jennifer S. Grafton	Westmoreland Retirement Plan (WCC)	0.5	2,521	—
_____________________

(1)
Pension economic assumptions are consistent with our SFAS 87 financial reporting for fiscal year 2016. Demographic assumptions are also consistent with our pension financial reporting, with the exception that per SEC guidance, pre-retirement decrements are not used. A discount rate of 4.05% was used for 2016.

Effective July 1, 2009, the Board froze all structures of our pension plan for non-union employees, including our Named Executive Officers, resulting in no future benefits accruing under these plans. Prior to July 2009, each of the Named Executive Officers listed above participated in one of the same defined benefit pension plan structures offered to other non-union employees. As such, our other Named Executive Officers have no pension benefits with the Company. Eligible employees become fully vested after five years of vested service. The Company's pension plan structure provides for normal retirement at 65. Early retirement benefits are available at age 55 with 10 years of service, however at reduced benefits. The executive may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are 50%, 66 2/3% and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.

2016 Pension Benefits Upon Retirement, Termination, Disability or Death

Messrs. Paprzycki, Micheletti, and Ms. Grafton are vested in the pension plan and entitled to an annual lifetime benefit payable upon voluntary or involuntary termination or death (paid for the life of the spouse). Benefits shown assume that the event entitling the individual to benefits occurred on December 31, 2016.

The benefits for Mr. Paprzycki are first payable on September 1, 2035. Mr. Paprzycki is not currently eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Kevin A. Paprzycki	Termination	Pension Plan	$732	Monthly Annuity	Life
	Death	Pension Plan	$559	Monthly Annuity	Life of Spouse

The benefits for Mr. Micheletti are payable immediately. The death benefit payable to his spouse is payable immediately.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Joseph E. Micheletti	Termination	Pension Plan	$934	Monthly Annuity	Life
	Death	Pension Plan	$446	Monthly Annuity	Life of Spouse
The benefits for Ms. Grafton are first payable on April 1, 2041. Ms. Grafton is not currently eligible for early retirement benefits.

Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Time or Period of Payment
Jennifer S. Grafton	Termination	Pension Plan	$37	Monthly Annuity	Life
	Death	Pension Plan	$31	Monthly Annuity	Life of Spouse

Potential Payments upon Termination or Change in Control

Our Named Executive Officers are entitled to the retirement benefits described in the preceding compensation tables as well as certain rights to which they are entitled in the event that they are terminated in connection with a change of control of our business. Our executives have certain rights after a change in control, as defined under the Named Executive Officers' individual change in control agreements, which entitle them to two times base pay and payment of their target annual incentive plan payout, as well as an immediate vesting of all equity not yet vested. In addition, our Annual Incentive Policy provides that program participants are only entitled to payment of incentive payouts if they are employed on the date of payment, which typically occurs in March of the following year, although this requirement is deemed fulfilled upon death or disability, or may be governed by an executive's change in control agreement. All incentive payouts are forfeited should a Named Executive Officer leave our employment for any reason, unless expressly agreed to by the Compensation and Benefits Committee or governed by an executive's change in control agreement. During 2016, Mr. Veenstra voluntarily resigned from his position as Chief Financial Officer and Treasurer and, as such, he forfeited all unvested equity awards and received no additional AIP or salary compensation as a result of his termination.

The following tables represent full walk-away amounts for each of our Named Executive Officers upon the occurrence of certain events, assuming in each case that the event in question occurred as of December 31, 2016. The following tables do not include amounts payable upon termination for pension benefits, as those benefits are described above in the “2016 Pension Benefits” tables.

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control	Retirement	Death or Disability(4)
Kevin Paprzycki	Salary and/or AIP payout	$—	$—	$1,500,000	$—	$—
	Vested Equity(1)(2)	$—	$—	$2,330,278	$—	$1,335,870
	TOTAL	$—	$—	$3,830,278	$—	$1,335,870

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control	Retirement	Death or Disability(4)
Jennifer Grafton	Salary and/or AIP payout	$—	$—	$875,000	$—	$—
	Vested Equity(1)(2)	$—	$—	$1,332,365	$—	$794,738
	TOTAL	$—	$—	$2,207,365	$—	$794,738

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control	Retirement	Death or Disability(4)
Joe Micheletti	Salary and/or AIP payout	$—	$—	$787,500	$—	$—
	Vested Equity(1)(2)	$—	$—	$827,963	$—	$505,056
	TOTAL	$—	$—	$1,615,463	$—	$505,056

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control	Retirement	Death or Disability(4)
John A. Schadan(5)	Salary and/or AIP payout	$—	$—	$792,540	$—	$—
	Vested Equity(1)(2)	$—	$—	$1,631,395	$—	$937,800
	TOTAL	$—	$—	$2,423,935	$—	$937,800

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control	Retirement	Death or Disability(4)
Gary A. Kohn	Salary and/or AIP payout	$—	$—	$299,000	$—	$—
	Vested Equity(1)(2)	$—	$—	$187,549	$—	$95,583
	TOTAL	$—	$—	$486,549	$—	$95,583

Name	Type of Compensation	Termination for Cause/ Voluntary Termination	Involuntary Not for Cause(3)	Termination upon Change-in-Control	Retirement	Death or Disability(4)
Nathan M. Troup(6)	Salary and/or AIP payout	$—	$—	$390,000	$—	$—
	Vested Equity(1)(2)	$—	$—	$345,873	$—	$197,792
	TOTAL	$—	$—	$735,873	$—	$197,792

(1)
As of December 31, 2016, no Named Executive Officers held unvested options or SARs with intrinsic value. The intrinsic value of the accelerated options or SARs are determined by multiplying the number of securities held by the difference between the security's exercise price and $17.67, the closing stock price on December 31, 2016.

(2)
We have awarded time-based long-term equity awards to the Named Executive Officers in the form of restricted stock units with grant dates of May 18, 2016, April 1, 2015, and June 2, 2014, each vesting in thirds annually on April 1st. Additionally, we have awarded time-based cash unit awards on May 18, 2016, that vest in thirds annually on April 1st. Pursuant to the time-based restricted stock unit and time-based cash unit award agreements, all units automatically vest immediately prior to death, disability or qualified retirement of the recipient. No Named Executive Officer met the qualifications for a “qualified retirement” as of December 31, 2016. Upon termination after a change in control, as defined under the Named Executive Officers' individual change in control agreements, which require a second event after change in control or double-trigger, Named Executive Officers are entitled to two times annual base pay and payment of their target annual incentive plan payout, as well as an immediate vesting of all equity not yet vested. As Interim Chief Financial Officer at December 31, 2016, Mr. Kohn was still covered under his previous change in control agreement with the Company that is identical to the other Named Executive Officers except that in the event of a change in control it would only pay out one time annual base pay.

(3)	The Company discontinued its severance policy as of December 2016.
(4)
The performance-based restricted stock units and performance-based cash awards are earned on a pro-rata basis based on the date of death or disability. For valuation purposes, we assume the triggering event (death) occurred on December 31, 2016, resulting in the recipient earning a full share of the recipient's 2014 performance-based award, two-thirds of the recipient's 2015 performance-based award and one-third of the recipient's 2016 performance based award. The recipient's earned pro-rata share will not vest until the normal vesting date for the award, occurring on April 1st of the third anniversary of the grant date, and the final determination of the amount of the award contingent on the final performance determination of the performance metric. Here, the pro-rata shares are assumed to have paid out based on a 100% achievement of the performance metric. The payments of the performance-based awards, however, are still completely contingent on the performance metric being met over the applicable three-year period, and payouts can range from 0% for failure to meet the threshold of the performance metric to 150% for meeting the maximum of the performance metric.

(5)
Mr. Schadan is located in Westmoreland's corporate office in Edmonton, Alberta, and as such his cash compensation figures have been converted to U.S. dollar amounts throughout this Proxy Statement using the Bank of Canada full year conversion average for 2016 of $0.7548 U.S. dollars per Canadian dollar, for comparability purposes only

(6)	Disclosure regarding Mr. Troup is being provided to fulfill the disclosure obligations of our affiliate, WMLP.

CERTAIN TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which the Company is a participant and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

The Board has determined that certain transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of the policy, such as compensation to an executive officer if the compensation has been approved, or recommended to the Board for approval by the Compensation and Benefits Committee or an arrangement that is specifically contemplated by provisions of our certificate of incorporation or bylaws, such as the exculpation, indemnification, and directors' and officers' insurance arrangements contemplated by the certificate of incorporation and bylaws.

Based on a review of the questionnaires that our directors, director nominees and executive officers completed and a review of our internal records on any related person that was identified in such questionnaires, we have no transactions requiring disclosure.

OVERVIEW OF PROPOSALS

This proxy statement contains five proposals requiring stockholder action. Proposal No. 1 requests the election of ten directors to the Board, Proposal No. 2 requests advisory approval of the Company's executive compensation, Proposal No. 3 requests approval of the Amended and Restated 2014 Plan, Proposal No. 4 requests the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017, and Proposal No. 5 requests advisory approval of the frequency with which stockholders will vote on the Company's executive compensation. Each of the proposals is discussed in more detail below.

Proposal 1 - Election of Directors

The Board has nominated directors Bachynski, Flexon, Hamilton, Hutchinson, Packwood, Paprzycki, Mackus, Scharp, Stein and Tinstman, to be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Vote Required

Each director will be elected by a vote of the majority of the votes cast, meaning the number of shares cast “for” a director exceeds the number of votes cast “against” that director. Each director elected will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board of Directors recommends you vote “FOR” the election of directors Bachynski, Flexon, Hamilton, Hutchinson, Packwood, Paprzycki, Mackus, Scharp, Stein and Tinstman.

Proposal 2 - Advisory Approval of the Company's Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC's rules. As background to compensation paid to our Named Executive Officers in 2016, please refer to the Compensation Discussion and Analysis - Executive Summary Section of this Proxy Statement. In addition, compensation and governance practices implemented in recent years include the following:

•	Our Named Executive Officers do not have employment contracts, however, each does have certain rights to which they are entitled if they are terminated in connection with a change in control;

•	We have eliminated all tax gross-ups and executive supplemental retirement policies, frozen pension plans and terminated retiree health care;

•	The Compensation and Benefits Committee engaged Pay Governance, an independent compensation consultant to advise them, who does no other work for us;

•	Approximately 75% of the CEO's total compensation package is at-risk compensation;

•	We have minimal executive perquisites;

•	We adopted a broad executive compensation Clawback Policy;

•
The Named Executive Officers receive annual long-term equity awards in the form of restricted stock units with half of the shares vesting at the end of a three-year period upon the attainment of three-year performance metrics. Restricted stock units represent a significantly larger percentage of each officer's total compensation opportunity as compared to short term annual incentive opportunities. We believe this alignment ensures that a significant portion of our officers compensation is tied to long-term stock price performance; and

•	The Board implemented stock ownership guidelines at three times salary for the CEO and one and one half times salary for other members of the management team.

Compensation Philosophy and Approach

As described in greater detail in the Compensation Discussion and Analysis above, Westmoreland's compensation philosophy for its Named Executive Officers is designed to achieve several key objectives, including: focusing decision-making and behavior on goals that are consistent with the overall business strategy, creating a pay-for-performance culture, and allowing us to attract and retain employees with the skills critical to our long-term success. To achieve these objectives, Westmoreland uses a mix of base pay and incentive opportunities (short and long-term), while concentrating a majority of the executives' reward opportunities in at-risk incentive pay. The design of the compensation program is intended to support our overall business objectives and to increase long-term stockholder value. In 2016, greater than 50% of target total compensation for each Named Executive Officer was at-risk based on our performance and the Named Executive Officer.

We considered the most recent stockholder advisory vote on executive compensation required by the proxy rules in reassessing these compensation policies and our compensation decisions and, based on the 98.29% favorable vote cast in 2016, believe stockholders support our approach and actions. Given the overwhelming stockholder support of compensation decisions, the Compensation and Benefits Committee made few changes in 2016 to overall compensation composition and design. The Committee, however, reintroduced the metric of free cash flow to Named Executive Officers performance-based LTIP grants for 50% of the grant, and the other 50% remained a total stockholder return metric. As demonstrated by our fifth proposal to stockholders this year, we intend to continue to seek stockholder guidance on executive compensation through an annual say-on-pay vote. To the extent there is any significant vote against our Named Executive Officers' compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address the concerns. Our recent history of stockholder approval on executive compensation has been strong, please see our Say on Pay Approval chart under our Proxy Summary: Meeting Agenda Item 2, at the beginning of this Proxy Statement.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” Proposal 2 approving, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on us. Our Board of Directors and our Compensation and Benefits Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation, we will consider our stockholders' concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the 2017 Annual Meeting.

Recommendation of the Board

The Board of Directors recommends you vote FOR Proposal 2.

Proposal 3 - Approval of the Westmoreland Coal Company Amended and Restated 2014 Equity Incentive Plan

Westmoreland is asking stockholders to approve our Amended and Restated 2014 Equity Incentive Plan ("A&R Plan") which, among other things, will allow for an additional 600,000 authorized shares, which amends and restates our Westmoreland Coal Company 2014 Equity Incentive Plan ("2014 Plan"). Following is a brief summary of the proposed A&R Plan, the complete text of which is contained in Appendix A. The summary is qualified in its entirety by reference to the full text of the proposed plan.
The 2014 Plan is being amended and restated to increase the total amount authorized under the plan by 600,000 shares, require one-year vesting for all service based awards, clarify that cash settled awards do not reduce the number of shares available under the plan, limit Committee discretion to accelerate vesting, and revise tax withholding provisions to require netting. Westmoreland has used the 2014 Plan to award Restricted Stock Unit Awards, Performance Share Awards and Cash Unit awards. As of the date of this filing, the 2014 Plan has 123,240 shares available for issuance to employees and directors. Approving the A&R Plan will enable Westmoreland to attract and retain talented employees and directors, and align their interests with those of our stockholders. The Board has approved the A&R Plan and believes that it is in our and our stockholders' best interests, and is consistent with the compensation philosophy described in this Proxy Statement.
The Board believes that the requested additional authorized shares represent a reasonable amount of potential equity dilution over time and is advisable to ensure the Company has an adequate number of shares of common stock available to continue to grant meaningful long-term incentive awards. Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of employees, including management and directors, and we believe it is in the best interest of the Company for our management team, directors and other senior employees to have an ownership interest in the Company in recognition of their present and potential contributions. All members of the Board and our executive officers and other senior employees are eligible for awards under the 2014 Plan and thus have a personal interest in the approval of the A&R Plan. As of our 2017 Annual Meeting, under the A&R Plan, the following amounts are to be received by the respective individuals and groups:

Individual or Group	Dollar Value ($)(1)	Number of Shares
Kevin A. Paprzycki Chief Executive Officer	315,703.87	24,229
John A. Schadan President and Chief Operating Officer	219,151.57	16,819
Jennifer S. Grafton Chief Administrative Officer, Chief Legal Officer and Secretary	177,221.03	13,601
Joseph E. Micheletti Executive Vice President - Operations	106,585.40	8,180
Gary A. Kohn Chief Financial Officer and Treasurer	26,060.00	2,000
Executive Officers	844,721.87	64,289
Non-Executive Directors	—	—
Non-Executive Officer Employee Group	1,427,775.28	109,576
(1) Value is based on March 17, 2017 closing price of $13.03 per Westmoreland common share.
We believe approval of the A&R Plan will allow us to make time-based and performance-based stock grants, and other awards, that are currently permitted under the 2014 Plan in the normal course during 2017, in amounts consistent with our past practice and as determined to be appropriate by the Compensation Committee. Future circumstances, however, may require us to change our expected equity grant practices. These circumstances include but are not limited to the future price of our common stock, award levels and amounts provided by our competitors and our future hiring activity. The closing market price of our common stock as of March 17, 2017 was $13.03 per share, as reported on the NASDAQ Global Market.
It is our practice to grant awards to employees at the beginning of the year as part of each employee’s compensation package, and due to our recent growth and addition of several highly skilled positions, our recent tranches of awards under the 2014 Plan have involved a higher number of shares than in years past. We will not be able to maintain our employee grant practices in 2017 without the approval of the A&R Plan and may have to provide compensation through other means in order to attract and retain qualified personnel, including through cash-settled awards and other cash compensation.
As of March 17, 2017, the Record Date for our 2017 Annual Meeting, the total number of shares of our outstanding common stock was 18,571,424. Our current dilution (which is the number of shares available for grant under the 2014 Plan, divided by the total number of shares of our common stock outstanding) is approximately 0.66%. If the A&R Plan is approved, the potential dilution from issuances authorized under the A&R Plan will increase to approximately 3.89%. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.
Additionally, Westmoreland’s three-year average burn rate was 2.61% for fiscal years 2014, 2015 and 2016. We define burn rate as the number of shares granted for time-based equity awards in a fiscal year plus those shares vested in a fiscal year from prior year performance-based awards, as a percentage of our weighted average shares outstanding for that year. As all shares issued over the last three years have been full share restricted stock units, we allocated double-weighting on these awards for purposes of the burn rate calculation. In 2014, we granted 97,580 restricted stock units with 115,252 shares vesting from the 2011 performance-based award grant. In 2015, we granted 169,923 restricted stock units with 49,136 shares vesting from the 2012 performance-based award grant. In 2016, we granted 248,876 restricted stock units with no shares vesting from the 2013 performance-based award grant, which had been awarded in phantom units and paid out in cash. The following table illustrates this calculation.

Fiscal Year	Weighted Average Shares Outstanding	Time-based Shares Granted and Performance-based Shares Vested/Shares Used for Burn Rate	Burn Rate
2014	15,838,430	212,832/425,664	2.69%
2015	17,861,168	219,059/438,118	2.45%
2016	18,469,060	248,876/497,752	2.70%
Three Year Weighted Average			2.61%

If the A&R Plan is approved at the 2017 Annual Meeting, it will become effective as of the date of our 2017 Annual Meeting. We intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares available for issuance under the A&R Plan, and the 600,000 additional shares will then be available for future awards.
If stockholders approve the A&R Plan, the total number of shares available for issuance will be approximately 1,500,000. If stockholders do not approve the A&R Plan, we will not have an adequate number of shares available for future equity awards and may not be able to effectively recruit new employees, motivate current employees or operate our equity compensation program. In addition, approval of this proposal is intended to constitute approval of the material terms of the performance goals under the A&R Plan for purposes of Internal Revenue Code (“Code”) Section 162(m).
A&R Plan Summary
The following is a brief summary description of the A&R Plan, which is qualified in its entirety by reference to the provisions of the A&R Plan itself, which is attached as Appendix A to this Proxy Statement. Capitalized terms used and not otherwise defined in this summary description are used as defined in the A&R Plan.
Number of Shares
Approval of the Amendment would increase the number of shares of common stock available for Awards under the A&R Plan from the number previously authorized to be issued under the A&R Plan by 600,000 shares. Accordingly, the aggregate number of shares that may be made the subject of Awards granted under the A&R Plan, since its inception, may not exceed 1,500,000.

•	Types of Awards
The A&R Plan provides for the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, and Performance Compensation Awards (collectively, “Awards”).

•	Incentive Stock Options and Non-qualified Stock Options.
Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant or for a term in excess of ten years. An incentive stock option may be granted with an option exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a).
The A&R Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, surrender to the Company of shares of common stock, (iii) net exercise, (iv) by any other lawful means, or (v) any combination of these forms of payment.

•	Stock Appreciation Rights.
A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock or another specified price. SARs may be granted independently or in tandem with an option. SARs may not be granted at a base price less than 100% of the fair market value of the common stock on the date of grant.

•	Restricted Stock Awards.
A restricted stock award is an award of actual stock that may be subject to conditions on transferability and subject to forfeiture for a period governed by the award agreement. The plan participant generally shall have the rights of a stockholder including the right to vote such Restricted Stock, except that (unless otherwise provided in the award agreement) any dividends earned by such Restricted Stock will be withheld by the Company for the participant's account (with interest, if determined by the Committee). Any withheld dividends and interest will be distributed to the participant when the restrictions on the underlying stock lapse, in cash or at the discretion of the Committee in Common Stock having a Fair Market Value equivalent to the amount of such dividends. If the shares are forfeited, the participant shall have no right to the dividends.

•	Restricted Stock Unit Awards.
Restricted stock unit awards entitle the recipient to receive shares of common stock (or an equivalent amount of cash) to be delivered at the time the award vests. Participants are not required to pay any consideration to the Company at the time of grant of a restricted stock unit. The plan participant shall have no voting rights with respect to the Restricted Stock Unit but may, at the discretion of the Committee, be credited with the cash equivalent of the stock dividends payable for one share of Common Stock per Restricted Stock Unit. Any such dividend equivalent amounts will be withheld by the Company for the participant's account (with interest, if determined by the Committee) and will be distributed to the participant upon settlement of the underlying restricted stock unit in cash or, at the discretion of the Committee, in Common Stock having a Fair Market Value equivalent to the amount of such dividends. If the restricted stock unit award is forfeited, the participant shall have no right to the dividend equivalents.

•	Performance Share Awards
A performance share award is an award of actual stock that vests only to the extent to which performance goals established by the Committee are attained. The Committee has the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the performance period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

•	Performance Compensation Awards
The Compensation and Benefits Committee may determine at the time of grant that any award granted to an employee will be subject to performance conditions instead of or in addition to time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Code Section 162(m) for awards intended to qualify as “performance-based compensation.” Performance-based awards that are payable in cash may also be granted under the A&R Plan.
Performance conditions under the A&R Plan shall utilize one or more objective measurable performance goals as determined by the plan administrator based upon one or more factors, including: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total stockholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; and (v) completion of acquisitions or business expansion.
The maximum performance compensation award payable to any one participant for any one performance period is 150,000 shares of common stock. If a performance compensation award is in the form of a cash bonus, the maximum amount that can be paid in any calendar year to any participant is $500,000.
Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m) may be granted under the A&R Plan and determined without regard to performance goals and may involve the plan administrator’s discretion.
The Compensation and Benefits Committee may award and administer options and stock appreciation rights in accordance with the requirements of Code Section 162(m), such that those awards will also qualify as “performance-based compensation.” These awards will be granted by the Compensation and Benefits Committee, within the maximum number of shares that may be granted to an employee during a specified period and granted at no less than 100% of the fair market value of the common stock on the date of grant.

•	Share Limits
The A&R Plan provides that no participant may be granted awards of any type with respect to more than 150,000 shares of common stock in the aggregate, during any one year period.

•	Transferability of Awards
Except as the Board of Directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law.

•	Eligibility to Receive Awards
Employees (including executive officers) and directors of the Company and its subsidiaries and of other business ventures in which the Company has a controlling interest are eligible to be granted awards under the A&R Plan. As of December 31, 2016 we have approximately 3,200 employees and directors. Under present law, however, incentive stock options may only be granted to employees of the Company and its subsidiaries.

•	Change in Control Provision
The A&R Plan provides that, unless otherwise provided in an award agreement or an individual's change-in-control agreement with the Company, in the event of a participant’s termination of service for “Good Reason” or without “Cause” within 18 months after a change in control, all options and stock appreciation rights will become immediately exercisable. Under the same circumstances, any restricted stock awards or restricted stock units will fully vest. For performance compensation awards under the same circumstances, all performance goals or other vesting criteria will be deemed achieved at 100% of the target levels of performance at the date of the termination of service.

•	Share Recycling
Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. To the extent that shares are: (a) tendered in payment of an Option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, then such shares will not again be available for issuance under the Plan. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based will not reduce the number of shares available for issuance under the Plan.

Key Corporate Governance Practices in the Stock Plan
The A&R Plan includes a number of provisions that we believe promote good corporate governance practices and reinforce the alignment between our equity compensation arrangements and the interests of our stockholders, including:

•	Administration. The A&R Plan is administered by the Compensation and Benefits Committee of the Board, which is comprised entirely of non-employee directors;

•	Limited Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation and Benefits Committee;

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the A&R Plan can be increased automatically without stockholder approval;

•
No Discounted Options or SARs. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date, except as permitted under the Internal Revenue Code;

•
No Repricing Without Stockholder Approval. The Committee may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, stockholder approval shall be required before the repricing is effective;

•	Minimum Vesting for Service-Based Awards. For Awards that vest based on service (rather than performance), a minimum one-year service period is required; and

•	Limited Authority to Accelerate Vesting. The Committee may accelerate vesting of an Award only in connection with a change in control, death or disability.

Federal Income Tax Consequences
The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the A&R Plan. The discussion is intended solely for general information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the A&R Plan. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the A&R Plan, particularly in jurisdictions outside the United States. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the A&R Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.
The grant of an option or restricted stock unit will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.
Other awards under the A&R Plan (including restricted stock units, restricted stock awards, and performance based compensation) generally will result in ordinary income to the participant at the later of the time the award is paid (in cash or shares) or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash or shares.
Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, restricted stock unit award, or other awards, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.
Code Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation paid to the CEO and any of the Company’s other listed officers (other than the CFO or any officer not subject to U.S. income tax). The Company intends that options, stock appreciation rights and performance compensation awards granted under the A&R Plan will qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the A&R Plan will be fully deductible under all circumstances. In addition, other awards under the A&R Plan may not qualify as performance-based compensation under Section 162(m), and therefore compensation paid to executive officers in connection with such awards may not be deductible.
Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the 2017 Annual Meeting.

Recommendation of the Board

The Board of Directors recommends you vote “FOR” the approval of the proposed Westmoreland Coal Company Amended and Restated 2014 Equity Incentive Plan. The management proxy holders will vote all duly submitted proxies FOR Proposal 3 unless duly instructed otherwise.

Proposal 4 - Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017

The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm and as auditors of our consolidated financial statements for fiscal year 2017.

Auditor's Fees

The following table summarizes the fees of Ernst & Young LLP for fiscal years 2015 and 2016. For 2016, audit fees include an estimate of certain amounts not yet billed.

Fee Category	2016	2015
Audit Fees(1)	$3,011,421	$3,788,710
Audit Related Fees(2)	$81,685	$71,783
Tax Fees(3)	$10,500	$—
All Other Fees(4)	$—	$5,000
Total Fees	$3,103,606	$3,865,493

(1)
Audit Fees consist of fees for the audit of our financial statements, including fees related to the audit of our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings.

(2)
Audit Related Fees in 2015 consisted of audit related services for the production of Canadian special reports. In 2016, these fees were largely related to procedures surrounding the audit of our activated carbon joint venture, certain consents to registration statements and production of Canadian special reports.

(3)	Tax services related to review of the Company's Section 168(k)(4) bonus depreciation election.
(4)	"All Other Fees" in fiscal year 2015 consisted of $3,000 for a subscription to a Canadian library resource and $2,000 for a subscription to the EY Global Accounting and Auditing Information Tool.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures. From time-to-time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm between meetings up to a certain threshold. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All fees paid to Ernst & Young in 2015 and 2016 were pre-approved by the Audit Committee.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but is not obligated to appoint a different independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interest. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting in order to respond to questions and may make a statement if they desire to do so.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the 2017 Annual Meeting.

Recommendation of the Board

The Board of Directors recommends you vote FOR Proposal 4.

Proposal 5 - Advisory Vote on the Frequency of the Stockholder Advisory Vote on Executive Compensation

Description of Proposal
We are asking stockholders to vote to continue to have an annual say-on-pay vote on the compensation of our Named Executive Officers.
In 2011, the Board has adopted a policy providing for annual say-on-pay advisory votes. Under the Dodd-Frank Act, our stockholders must be allowed to conduct an advisory vote on the frequency of holding the say-on-pay vote at least once every six (6) years. Because we last held a vote on the frequency of the say-on-pay vote at our 2011 annual meeting of stockholders, we are once again requesting the advisory vote on the frequency with which our Company requests stockholders conduct an advisory vote on executive compensation. As such, Proposal 5 allows for the stockholder to vote for our say-on-pay vote to occur every "1 Year,", "2 Years," or "3 Years".
The stockholder vote on the frequency of our say-on-pay vote is advisory, and therefore not binding on us. Our Board of Directors and our Compensation and Benefits Committee value the opinions of our stockholders and will put great weight on the result of the stockholder vote on frequency of advisory executive compensation votes. We expect to hold the next non-binding advisory vote on executive officer compensation at the 2023 annual meeting of our stockholders.

Vote Required

For Proposal 5, the frequency of the advisory vote (every one year, every two years or every three years) that receives the greatest number of votes among the shares present or represented by proxy and voting at the 2017 Annual Meeting will be considered the advice of our stockholders on the frequency of the advisory vote on executive compensation.

Recommendation of the Board

The Board of Directors recommends you vote “1 Year” regarding the frequency of the Company's say-on-pay advisory votes on executive compensation.

ADDITIONAL INFORMATION
Explanation of Non-GAAP Financial Measures

The Company's Form 10-K includes a reconciliation of adjusted EBITDA to net loss on a GAAP basis on page 55 and a discussion of why we believe these non-GAAP financial measures are useful to investors. A copy of our Form 10-K along with this proxy statement, is available on the internet at www.westmoreland.com. As discussed in the Compensation Discussion and Analysis, one of the performance targets for the Company's AIP and LTIP awards is free cash flow. Free cash flow is defined as adjusted EBITDA modified for book to cash differences in pension, postretirement medical, reclamation liabilities and deferred revenue, less expenditures for capital investments, reserve acquisition and bonding requirements.

MISCELLANEOUS
Upon the written request of any person who on the record date was a record owner of our stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the 2017 Annual Meeting, we will send such person, without charge, a copy of our Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission but without exhibits. Requests for this report should be directed to Corporate Secretary, Westmoreland Coal Company, 9540 S. Maroon Circle, Suite 300, Englewood, Colorado 80112. The Form 10-K and the exhibits filed with it are available on our website, www.westmoreland.com in the “SEC Filings” subsection of the “Investors” drop down menu. The Form 10-K does not constitute a part of the proxy solicitation materials.

The Board has no present intention of bringing any other business before the 2017 Annual Meeting and has not been informed of any other matters that are to be presented to the 2017 Annual meeting. If any other matters properly come before the 2017 Annual Meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

March 31, 2017

Appendix A

WESTMORELAND COAL COMPANY AMENDED AND
RESTATED 2014 EQUITY INCENTIVE PLAN
INTRODUCTION
The name of this plan is the Westmoreland Coal Company Amended and Restated 2014 Equity Incentive Plan. The Plan is effective ________, 2017, subject to approval of stockholders of the Company at the annual meeting of stockholders held on ___________, 2017. The Plan is an amendment and restatement of the plan adopted by the Board on February 20, 2014 and approved by the stockholders on May 20, 2014. The purposes of the Plan are to (a) enable Westmoreland Coal Company and any Affiliate to attract and retain the types of Employees and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees and Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.
The persons eligible to receive Awards are the Employees and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees and Directors after the receipt of Awards.
Awards that may be granted under the Plan include Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, and Performance Compensation Awards.
Article 1.
DEFINITIONS

1.1	Affiliate means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

1.2
Applicable Laws means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

1.3
Award means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Share Award or a Performance Compensation Award.

1.4
Award Agreement means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement is subject to the terms and conditions of the Plan.

1.5
Beneficial Owner has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

1.6	Board means the Board of Directors of the Company, as constituted at any time.

1.7	Cause means:

(a)
with respect to any Employee: (a) If the Employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

Appendix A

(b)
with respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee has the discretion to determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

1.8	Change in Control means:

(a)
One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that a Change in Control has not occurred if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(b)
One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

(c)
A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d)
One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisitions.

1.9	Code means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code includes a reference to any regulations promulgated thereunder.

1.10	Committee means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Article 2.

1.11	Common Stock means the common stock, $0.01 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

1.12	Company means Westmoreland Coal Company, a Delaware corporation, and any successor thereto.

1.13
Continuous Service means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. The Participant’s Continuous Service has not terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the entity for which the Participant renders such service; provided that if any Award is subject to Code Section 409A, this sentence is only effective to the extent consistent with Code Section 409A. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service has been interrupted in the case of any leave of absence, including sick leave, military leave or any other personal or family leave of absence.

1.14	Covered Employee has the same meaning as set forth in Code Section 162(m)(3), as interpreted by Internal Revenue Service Notice 2007-49.

1.15	Director means a member of the Board.

1.16
Disability means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). The determination

Appendix A

of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

1.17	Disqualifying Disposition has the meaning set forth in Section 13.11.

1.18	Effective Date means __________, 2017, the date as of which this amended and restated Plan was adopted by the Board.

1.19
Employee means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Code Section 424. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

1.20	Exchange Act means the Securities Exchange Act of 1934, as amended.

1.21
Fair Market Value means, as of any date, the value of the Common Stock as determined (for so long as the Common Stock is readily tradable on an established securities market, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market) by reference to the closing sale price for the primary trading session in the principal U.S. market for the Common Stock on the date of grant.

1.22	Free Standing Rights has the meaning set forth in Section 6.1(a).

1.23
Good Reason means: (a) If an Employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than 50 miles.

1.24
Grant Date means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

1.25	Incentive Stock Option means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.

1.26
Incumbent Directors means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

1.27
Negative Discretion means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 6.5 of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

1.28	Non-Employee Director means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

1.29	Non-qualified Stock Option means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

Appendix A

1.30	Officer means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.31	Option means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

1.32	Optionholder means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

1.33	Option Exercise Price means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

1.34
Outside Director means a Director who is an “outside director” within the meaning of Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

1.35	Participant means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

1.36	Performance Compensation Award means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6.5 of the Plan.

1.37
Performance Criteria means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goals shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall be limited to the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o)share price (including, but not limited to, growth measures and total stockholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; and (v) completion of acquisitions or business expansion.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Code Section 162(m), the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

1.38
Performance Formula means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

1.39
Performance Goals means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Code Section 162(m)), in its sole and absolute discretion, to adjust or modify the calculation of a

Appendix A

Performance Goal for such Performance Period to the extent permitted under Code Section 162(m) in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

1.40
Performance Period means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

1.41	Performance Share Award means any Award granted pursuant to Section 6.4 hereof.

1.42
Performance Share means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

1.43
Permitted Transferee means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

1.44	Plan means this Westmoreland Coal Company Restated 2014 Equity Incentive Plan, as amended and/or amended and restated from time to time.

1.45	Related Rights has the meaning set forth in Section 6.1(a).

1.46	Restricted Period has the meaning set forth in Section 6.2(a).

1.47	Restricted Stock Award means any Award granted pursuant to Section 6.2.

1.48	Restricted Stock Unit Award means any Award granted pursuant to Section 6.3.

1.49	Rule 16b-3 means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

1.50	Securities Act means the Securities Act of 1933, as amended.

1.51
Stock Appreciation Right means the right pursuant to an Award granted under Section 6.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

1.52	Stock for Stock Exchange has the meaning set forth in Section 5.2.

1.53
Ten Percent Stockholder means a person who owns (or is deemed to own pursuant to Code Section 424(d)) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

Article 2.
ADMINISTRATION

Appendix A

2.1
AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)	to construe and interpret the Plan and apply its provisions;

(b)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)	to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

(e)	to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)	from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)	to determine the number of shares of Common Stock to be made subject to each Award;

(h)	to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)
to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)
to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the performance goals, the performance period(s) and the number of Performance Shares earned by a Participant;

(k)	to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(l)
to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting (but with respect to vesting, only as provided in the Plan) or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(m)
to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(n)	to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)
to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification affects a repricing, stockholder approval shall be required before the repricing is effective.

2.2
COMMITTEE DECISIONS FINAL. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

Appendix A

2.3
DELEGATION. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

2.4
COMMITTEE COMPOSITION. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Code Section 162(m). However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Code Section 162(m) or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

2.5
INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

Article 3.
SHARES SUBJECT TO THE PLAN
Subject to adjustment in accordance with Article 10, a total of ______ shares of Common Stock will be available for the grant of Awards under the Plan (all of which are eligible for issuance under Incentive Stock Options). Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.
Subject to adjustment in accordance with Article 10, no Participant may be granted, during any one year period, Awards of any type with respect to more than 150,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based will count toward such individual share limit.
Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. To the extent that shares are: (a) tendered in

Appendix A

payment of an Option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, then such shares will not again be available for issuance under the Plan. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based will not reduce the number of shares available for issuance under the Plan.
Article 4.
ELIGIBILITY

4.1
ELIGIBILITY FOR SPECIFIC AWARDS. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees and Directors and those individuals whom the Committee determines are reasonably expected to become Employees and Directors following the Grant Date.

4.2
TEN PERCENT STOCKHOLDERS. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

Article 5.
STOCK OPTIONS

5.1
OPTION PROVISIONS. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Article 5, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the terms of such Option do not satisfy the requirements of Code Section 409A. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)
Term. Subject to the provisions of Section 4.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

(b)
Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 4.2 regarding Ten Percent Stockholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a).

(c)
Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 409A.

5.2
CONSIDERATION. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of

Appendix A

Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv)  any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

5.3
TRANSFERABILITY OF AN INCENTIVE STOCK OPTION. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

5.4
TRANSFERABILITY OF A NON-QUALIFIED STOCK OPTION. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

5.5
VESTING OF OPTIONS. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event. Each Option that vests solely based on the continued service of the Optionholder will have a minimum vesting period of one year following the date of grant.

5.6
TERMINATION OF CONTINUOUS SERVICE. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

5.7
EXTENSION OF TERMINATION DATE. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option as set forth in the Award Agreement or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

5.8
DISABILITY OF OPTIONHOLDER. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

Appendix A

5.9
DEATH OF OPTIONHOLDER. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

5.10
INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

Article 6.
PROVISIONS OF AWARDS OTHER THAN OPTIONS

6.1	STOCK APPRECIATION RIGHTS.

(a)
General. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 6.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

(b)
Related Right Grant Requirements. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c)
Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d)
Vesting of Stock Appreciation Rights. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event. Each Stock Appreciation Right that vests solely based on the continued service of the Participant will have a minimum vesting period of one year following the date of grant.

(e)
Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(f)
Exercise Price. The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common

Appendix A

Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Code Section 409A are satisfied.

(g)
Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

6.2	RESTRICTED STOCK AWARDS.

(a)
General. A Restricted Stock Award is an Award of actual shares of Common Stock (“Restricted Stock”) that may, but need not, provide that such Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee may determine. Each Restricted Stock Award that vests solely based on the continued service of the Participant will have a minimum Restricted Period of one year following the date of grant. Each Restricted Stock Award granted under the Plan must be evidenced by an Award Agreement. Each Restricted Stock Award so granted will be subject to the conditions set forth in this Section 6.2, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)
Award Agreement. Each Participant granted Restricted Stock must execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock will be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award will be null and void.

(c)
Stockholder Rights. Subject to the restrictions set forth in the Award, the Participant generally has the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends. Notwithstanding the previous sentence, unless otherwise provided in the Award Agreement, any cash dividends and stock dividends with respect to the Restricted Stock will be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) will be distributed to the Participant in cash (or at the discretion of the Committee in shares of Common Stock having a Fair Market Value equal to the amount of such dividends) upon the release of restrictions on such share and, if such share is forfeited, the Participant will also forfeit the right to such dividends.

(d)
Restrictions. Restricted Stock awarded to a Participant will be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant will not be entitled to delivery of the stock certificate; (B) the shares will be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares will be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates must be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares will terminate without further obligation on the part of the Company. The Committee has the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock was granted, such action is appropriate.

(e)
Delivery of Restricted Stock. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 6.2(d) and the applicable Award Agreement will be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company will deliver to the Participant or his or her beneficiary,

Appendix A

without charge, the stock certificate (if applicable) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. No Restricted Stock Award may be granted or settled for a fraction of a share of Common Stock.

(f)	Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan will bear a legend in such form as the Company deems appropriate.

6.3	RESTRICTED STOCK UNIT AWARDS.

(a)
General. A Restricted Stock Unit Award is an Award of hypothetical Common Stock units (“Restricted Stock Units” or “RSUs”)) having a value equal to the Fair Market Value of an identical number of shares of Common Stock that entitles the Participant to payment in cash or shares of Common Stock at the expiration of the Restricted Period. Each RSU Award granted under the Plan must be evidenced by an Award Agreement. Each RSU Award so granted will be subject to the conditions set forth in this Section 6.3, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)
Award Agreement. The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock will be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant has no voting rights with respect to any Restricted Stock Units. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). If credited, Dividend Equivalents will be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) will be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant will also forfeit the right to such Dividend Equivalents.

(c)	Restrictions.

(1)
Restricted Stock Units awarded to any Participant will be subject to forfeiture until the expiration of the Restricted Period and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units will terminate without further obligation on the part of the Company. RSUs will also be subject to such other terms and conditions as may be set forth in the applicable Award Agreement. Each Restricted Stock Unit Award that vests solely based on the continued service of the Participant will have a minimum vesting period of one year following the date of grant.

(2)
The Committee has the authority to remove any or all of the restrictions on the Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock Units are granted, such action is appropriate.

(3)	The Committee may provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

(d)
Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company will deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu

Appendix A

of delivering shares of Common Stock, the amount of such payment will be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

6.4	PERFORMANCE SHARE AWARDS.

(a)
Grant of Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 6.4, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the performance period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

(b)
Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout may be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.

6.5	PERFORMANCE COMPENSATION AWARDS.

(a)
General. The Committee has the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Code Section 162(m). In addition, the Committee has the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Code Section 162(m).

(b)
Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period will not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award will be decided solely in accordance with the provisions of this Section 6.5. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period does not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder does not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)
Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period will not be less than one fiscal quarter in duration), the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds and/or levels of the Performance Goals that apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), the Committee will, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 6.5(c) and record the same in writing.

(d)	Payment of Performance Compensation Awards.

(1)
Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

Appendix A

(2)
Limitation. A Participant is eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(3)
Certification. The Committee must review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee will then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 6.5(d)(4) hereof, if and when it deems appropriate.

(4)
Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee does not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 6.5(d)(6).

(5)
Timing of Award Payments. Performance Compensation Awards granted for a Performance Period will be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 6.5(d)(3) .

(6)
Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 150,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash bonus Award described in the last sentence of Section 6.5(a) is $500,000. Furthermore, any Performance Compensation Award that has been deferred may not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

Article 7.
SECURITIES LAW COMPLIANCE
Each Award Agreement may provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company will use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking does not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
Article 8.
USE OF PROCEEDS FROM STOCK
Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, will constitute general funds of the Company.

Appendix A

Article 9.
MISCELLANEOUS

9.1
ACCELERATION OF EXERCISABILITY AND VESTING. The Committee has the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest, but only in connection with a Change in Control or Participant’s death or Disability.

9.2
STOCKHOLDER RIGHTS. Except as provided in the Plan or an Award Agreement, no Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Article 10.

9.3
NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Award granted pursuant thereto confers upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affects the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

9.4
TRANSFER; APPROVED LEAVE OF ABSENCE. For purposes of the Plan, no termination of employment by an Employee will be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Code Section 409A if the applicable Award is subject thereto.

9.5
WITHHOLDING OBLIGATIONS. Any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award will be satisfied by the Company withholding shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum individual statutory tax rate. Alternatively, to the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; or (b) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

Article 10.
ADJUSTMENTS UPON CHANGES IN STOCK
In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Article 3 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Article 3 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Article 10, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee will, in the case of Incentive Stock Options, ensure that any adjustments under this Article 10 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Code Section 424(h)(3) and in the case of Non-qualified Stock Options, ensure that any adjustments under this Article 10 will not constitute a modification of such Non-qualified Stock Options within the meaning of Code Section 409A. Any adjustments made under this Article 10 will be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Code

Appendix A

Section 162(m), any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Code Section 162(m). The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment will be conclusive and binding for all purposes.
Article 11.
EFFECT OF CHANGE IN CONTROL

11.1	Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)
In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the 18-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, all Options and Stock Appreciation Rights will become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period will expire immediately with respect to 100% of the shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service.

(b)
With respect to Performance Compensation Awards, in the event of a Participant’s termination of Continuous Service without Cause or for Good Reason, in either case, within 18 months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

(c)
To the extent practicable, any actions taken by the Committee under the immediately preceding subsection (a) and (b) will occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

11.2
In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

11.3
The obligations of the Company under the Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

Article 12.
AMENDMENT OF THE PLAN AND AWARDS

12.1
AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in this Plan, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws.

12.2
STOCKHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Code Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

12.3
CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A and/or to bring the Plan and/or Awards granted under it into compliance therewith.

12.4
NO IMPAIRMENT OF RIGHTS. Rights under any Award granted before amendment of the Plan may not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

Appendix A

12.5
AMENDMENT OF AWARDS. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

Article 13.
GENERAL PROVISIONS

13.1
FORFEITURE EVENTS. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

13.2
CLAWBACK. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

13.3
OTHER COMPENSATION ARRANGEMENTS. Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.4
SUB-PLANS. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans may contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans will be deemed a part of the Plan, but each sub-plan will apply only to the Participants in the jurisdiction for which the sub-plan was designed.

13.5
DEFERRAL OF AWARDS. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

13.6
UNFUNDED PLAN. The Plan is unfunded. Neither the Company, the Board nor the Committee is required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

13.7
DELIVERY. Upon exercise of a right granted under this Plan, the Company will issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days will be considered a reasonable period of time.

13.8
NO FRACTIONAL SHARES. No fractional shares of Common Stock will be issued or delivered pursuant to the Plan. The Committee will determine whether cash, additional Awards or other securities or property will be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

13.9
OTHER PROVISIONS. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

13.10
SECTION 409A. The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the

Appendix A

contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the 6 month period immediately following the Participant’s termination of Continuous Service will instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

13.11
DISQUALIFYING DISPOSITIONS. Any Participant who makes a “disposition” (as defined in Code Section 424) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) must immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

13.12
SECTION 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 13.13, such provision to the extent possible will be interpreted and/or deemed amended so as to avoid such conflict.

13.13
SECTION 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Code Section 162(m), the Committee may, without stockholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Code Section 162(m) required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

13.14
BENEFICIARY DESIGNATION. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, must be in a form reasonably prescribed by the Committee and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

13.15	EXPENSES. The costs of administering the Plan will be paid by the Company.

13.16
SEVERABILITY. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby.

13.17	PLAN HEADINGS. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

13.18
NON-UNIFORM TREATMENT. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee may make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

Article 14.
EFFECTIVE DATE OF RESTATED PLAN
This restated Plan is effective as of the Effective Date, subject to approval of the stockholders of the Company within twelve months after the Effective Date. If Awards are granted under this restated Plan after the Effective Date, such Awards may not be exercised (or, in the case of a stock Award, may not be granted) unless and until this restated Plan has been approved by the stockholders of the Company within twelve months after the Effective Date.
Article 15.
TERMINATION OR SUSPENSION OF THE PLAN
The Plan will terminate automatically on the tenth anniversary of the Effective Date. No Award may be granted pursuant to the Plan after such date, but Awards granted before such date may extend beyond that date. The Board may suspend or terminate

Appendix A

the Plan at any earlier date pursuant to Section 12.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Section 6.5 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Company’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Code Section 162(m), and such stockholder approval is obtained, then no further Performance Compensation Awards may be made to Covered Employees under Section 6.5 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Code Section 162(m).

Article 16.
CHOICE OF LAW
The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

Westmoreland Coal Company	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
WESTMORELAND COAL COMPANY 9540 SOUTH MAROON CIRCLE SUITE 300 ENGLEWOOD, CO 80112 ATTN: JENNIFER S. GRAFTON
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/WLB2017
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTMORELAND COAL COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) Kevin A. Paprzycki	04) Robert C. Flexon	07) Terry J. Bachynski			10) Robert A. Tinstman
02) Gail E. Hamilton	05) Craig R. Mackus	08) Robert C. Scharp
03) Michael G. Hutchinson	06) Jan B. Packwood	09) Jeffrey S. Stein

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2) Advisory approval of Westmoreland Coal Company's executive compensation.						☐	☐	☐
3) Approval of the Westmoreland Coal Company Amended and Restated 2014 Equity Incentive Plan.						☐	☐	☐
4) Ratification of the appointment of Ernst & Young LLP as principal independent auditor for fiscal year 2016.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on proposal 5.					1 Year	2 Years	3 Years	Abstain
5) Advisory determination of frequency of future votes on Westmoreland Coal Company's executive compensation.					☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

WESTMORELAND COAL COMPANY
Annual Meeting of Stockholders
May 16, 2017 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Jennifer S. Grafton as true and lawful agent and proxy with power of substitution, to represent the undersigned and to vote all shares of Common Stock held by the undersigned at the 2017 Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/WLB2017 on Tuesday, May 16, 2017, at 8:30 a.m. (mountain daylight time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of the card.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted in accordance with the Board of Directors' recommendations. IN HER DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY AND PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side